This pricing supplement, which is not complete, relates to an effective Registration Statement under the Securities Act of 1933. We may not sell the notes until a final pricing supplement is delivered. This pricing supplement is not an offer to sell these notes in any country or jurisdiction where the offer or sale of the notes is not permitted.

Subject to Completion
Preliminary Pricing Supplement
(To Prospectus dated August 5, 1999
and Prospectus Supplement dated June 5, 2001)
February 22, 2002

[LOGO] Bank of America

$-----------

DJIA/SM/ RETURN LINKED NOTES, DUE 2005

Bank of America Corporation DJIA/SM/ Return Linked Notes, due 2005 are our unsecured senior debt securities.

..    We will not pay interest on the notes.

..    At maturity, you will receive the principal amount plus a supplemental redemption amount, which together will be at least 103.04% of the principal amount of the notes, or $1,030.40 per $1,000 principal amount.

..    The supplemental redemption amount will be based primarily upon the performance of the Dow Jones Industrial Average/SM/, or DJIA/SM/, over the term of the notes. We describe the method for determining this amount beginning on page PS-2.

..    The notes mature on March __, 2005.

..    The notes have a minimum denomination of $100,000 and integral multiples of
     $1,000 in excess thereof. However, investors purchasing notes in the original distribution are required to purchase at least $250,000 of notes.

..    The notes are approved for listing on the American Stock Exchange under the symbol "BOA.B," subject to official notice of issuance.

                                            Per Note                   Total
                                    ----------------------------     -----------
Public offering price ............             %                       $
Agent's commissions ..............             %

                                   ----------------------------     ------------
Proceeds (before expenses) .......             %                       $

--------------------------------------------------------------------------------
Our notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information set forth in "Risk Factors" beginning on page PS-6.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the attached prospectus supplement, or the attached prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
We will deliver the notes in book-entry form only through The Depository Trust Company on or about March __, 2002 against payment in immediately available funds.

Bank of America, N.A.                             Banc of America Securities LLC
                                     Agents

               -------------------------------------------------

"Dow Jones," "Dow Jones Industrial Average/SM/," and "DJIA/SM/" are service marks of Dow Jones & Company, Inc. and have been licensed by us for use for certain purposes. Our notes based on the Dow Jones Industrial Average/SM/ are not sponsored, endorsed, sold, or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s).

                                     SUMMARY

         This summary includes questions and answers intended to help you understand the notes. You should read carefully this pricing supplement and the entire attached prospectus supplement and attached prospectus to understand fully the terms of the notes.

         In particular, you should review carefully the sections entitled "Risk Factors" in this pricing supplement and in the attached prospectus supplement to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation contained in this pricing supplement, prospectus supplement, and prospectus.

Are the notes equity or debt securities?

         The notes are our senior debt securities. However, these notes differ from traditional debt securities in that you will not receive interest payments. Instead, you will receive an additional amount, called the "Supplemental Redemption Amount," in excess of the principal amount of the notes at maturity.

Do the notes guarantee the return of your principal?

         Yes. If you hold the notes to maturity, you will receive at a minimum 103.04% of the principal amount of the notes. However, if you attempt to sell the notes prior to maturity, you may find that the market value of the notes is less than the principal amount of the notes.

How much will you receive at maturity?

         At maturity, you will receive the principal amount of the notes. You also will receive the Supplemental Redemption Amount, which will not be less than 3.04% of the principal amount of the notes.

         The Supplemental Redemption Amount will be determined using a formula, as shown below. For purposes of this formula, "Pricing Date" will mean the day we agree to sell the notes, and "Valuation Date" will mean each __ of the month, beginning with April __, 2002 and ending with March __, 2005. The components of this formula are:

         .    The principal amount of the notes,

         . A rate of __%, which we will set on the Pricing Date. We call this rate the "Participation Rate," and

         . The performance of the DJIA/SM/, measured as a percentage change rounded to two decimals, over the term of the notes. We call this percentage change the "Index Performance." The Index Performance will be calculated by comparing the closing level of the DJIA/SM/ on the Pricing Date, or the "Initial Level," with the arithmetic average of the closing levels of the DJIA/SM/ on each Valuation Date, or the "Average Level." This figure is described by the following formula:

                 Index Performance =    (Average Level - Initial Level)
                                      ---------------------------------
                                               Initial Level

         The formula used to determine the Supplemental Redemption Amount is:

            Principal Amount x Index Performance x Participation Rate

     However, if the result of applying the formula is an amount less than 3.04% of the principal amount of the notes, we will pay you a Supplemental Redemption Amount equal to 3.04% of the principal amount of the notes. We call this amount the "Minimum Supplemental Redemption Amount."

     For example, using a hypothetical Initial Level of 9900, a hypothetical Average Level of 12,000, and a hypothetical Participation Rate of 60%, the Index Performance would be 21.21%, the Supplemental Redemption Amount per $1,000 principal amount of notes would be $127.26, and the total payment at maturity per $1,000 principal amount of notes would be $1,127.26. For additional hypothetical examples please see the section entitled "Description of the Notes
- Payment at Maturity; Supplemental Redemption Amounts."

     A calculation agent will make all the calculations associated with determining the Supplemental Redemption Amount to be paid to you. We have appointed our affiliate, Banc of America Securities LLC, or "BAS," to act as calculation agent. See the section entitled "Description of the Notes - Role of the Calculation Agent."

     We describe the specific terms of the notes in the section entitled "Description of the Notes."

How does the Participation Rate impact the redemption value of the notes?

     The Participation Rate has the effect of reducing the benefit to you of a positive Index Performance. Generally, if the Index Performance is positive, then the Supplemental Redemption Amount will be a certain percentage of the Index Performance. This percentage is the Participation Rate. However, if the Index Performance is negative or otherwise insufficient to yield a Supplemental Redemption Amount above the Minimum Supplemental Redemption Amount, then at maturity, the redemption value will be 103.04% of principal amount, regardless of the specific Index Performance or the Participation Rate.

When will the Participation Rate be set and the Initial Level determined? When will the notes be issued?

     On the Pricing Date, we will set the Participation Rate, and the calculation agent will determine the Initial Level. We expect to issue the notes on March __, 2002.

Who publishes the DJIA/SM/ and what does the DJIA/SM/ measure?

     DJIA/SM/ is a widely followed indicator of the pattern of price movements in U.S. equities. The value of the DJIA/SM/ is based on the stock prices of 30 blue-chip companies. The DJIA/SM/ is published by Dow Jones & Company, Inc. and is maintained and reviewed by the editors of The Wall Street Journal.

How has the DJIA/SM/ performed historically?

     We provide a table, on page PS-10, showing the quarterly performance of the DJIA/SM/ for the years 1998, 1999, 2000, 2001, and for the first quarter of 2002 through February 11, 2002. We provide this historical information to help you evaluate the behavior of the DJIA/SM/ so that you can make an informed decision with respect to an investment in the notes. However, past performance is not necessarily indicative of how the DJIA/SM/ or the notes will perform in the future.

How will I be able to find the DJIA/SM/ level at any point in time?

     You can obtain the DJIA/SM/ level from the Bloomberg(R) service under the symbol "INDU," the Dow Jones website, at www.djindexes.com, as well as from The New York Times, The Wall Street Journal, and The Financial Times.

What is the role of the selling agents?

     Our affiliates, Bank of America, N.A. and BAS, are acting as our selling agents in connection with this offering and will receive a commission based on the total principal amount of notes sold. In this capacity, neither Bank of America, N.A. nor BAS is your fiduciary or advisor, and you should not rely upon any communication from Bank of America, N.A. or BAS in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisers.

How are the notes being offered?

     The selling agents are offering the notes to selected investors on a best efforts basis. However, we have registered the notes with the Securities and Exchange Commission in the United States. We are not registering the notes for public distribution in any other jurisdiction. Bank of America, N.A. may solicit offers to purchase the notes from non-United States investors in reliance on available private placement exemptions. See the section entitled "Notices for Certain Non-United States Investors."

Are the notes exchange-traded funds?

     No, the notes are not part of an exchange-traded fund. The value of the notes will not rise or fall one-for-one with the DJIA/SM/. We do not expect the notes to trade with the same volume or liquidity as certain exchange-traded funds.

How are the notes treated for United States income tax purposes?

     For United States federal income tax purposes, the notes are classified as debt instruments that provide for contingent interest. As a result, the notes are considered to be issued with original issue discount, or "OID."

     If you are a Non-United States Holder, payments on the notes generally will not be subject to United States federal income or withholding tax, as long as you provide us with the requisite forms.

     If you are a United States Holder, you will be required to include a portion of such OID in income for each taxable year that you own the notes, even though you will not receive any cash payments during the term of the notes. Additionally, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the notes. See the section entitled "United States Federal Income Tax Summary."

Will the notes be listed on an exchange?

     The notes have been approved for listing on the American Stock Exchange under the symbol "BOA.B," subject to official notice of issuance. However, listing the notes on the American Stock Exchange does not necessarily ensure that a liquid trading market will be available for the notes.

Can the stated maturity date be postponed if a Market Disruption Event occurs?

     If the calculation agent determines that, on any Valuation Date, a Market Disruption Event (as defined below) has occurred or is continuing, that Valuation Date will be postponed until the first Business Day (as defined below) on which no Market Disruption Event occurs or is continuing. If such a delay occurs, then the calculation agent will instead use the closing level of the DJIA/SM/ on the first Business Day after that day on which no Market Disruption Event occurs or is continuing, but the delay will never be more than five Business Days. As a result, if a Market Disruption Event occurs or is continuing on the last scheduled Valuation Date, the stated maturity date for the notes will also be postponed, although not by more than five Business Days. If any scheduled Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the Valuation Date. If the closing level of the DJIA/SM/ is not available on such last possible day, either because of a Market Disruption Event or for any other reason, the calculation agent will make a good faith estimate of the closing level of the DJIA/SM/ based on its assessment, made in its sole discretion, of the value of the DJIA/SM/ at that time. See the section entitled "Description of the Notes - Market Disruption."

                                  RISK FACTORS

     Your investment in the notes involves risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the notes or financial matters in general.

     The Supplemental Redemption Amount you will receive is uncertain, and depends primarily on the average of the closing levels of the DJIA/SM/ on each Valuation Date. The notes differ from ordinary debt securities in that the rate of return is not a pre-determined number, such as a fixed rate of interest or the prime rate. Instead, any return is based primarily on the future performance of the group of stocks making up the DJIA/SM/. We cannot assure you that the Index Performance will be positive. Therefore, your yield may be less than the yield you would earn if you bought a more conventional senior debt security with the same maturity date or if you invested in the DJIA/SM/ stocks directly. Because the Average Level represents the average of the closing level of the DJIA/SM/ on each of the Valuation Dates, it is possible that, even if the closing level of the DJIA/SM/ on a majority of the Valuation Dates is higher than the Initial Level, the Average Level may still be lower than the Initial Level. In such a case, at maturity, you would receive only the principal amount of the notes and the Minimum Supplemental Redemption Amount. See the section entitled "Description of the Notes--Payment at Maturity; Supplemental Redemption Amounts."

     If you attempt to sell the notes prior to maturity you may find that the market value of the notes, if any, is less than the principal amount of the notes. Unlike savings accounts, certificates of deposits, and other similar investment products, you have no right to redeem the notes prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell the notes. As we discuss below, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.

     . DJIA/SM/. Because the total amount payable at maturity is tied to the closing level of the DJIA/SM/ on the Pricing Date and on each of the Valuation Dates, the market value of the notes will depend primarily on the level of the DJIA/SM/. The DJIA/SM/ is influenced by the operational results, creditworthiness, and dividend rates, if any, of the companies represented by the component stocks of that index, and by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the component stocks of that index are traded, and the market segments of which the companies represented by the component stocks of that index are a part. See the section entitled "The DJIA/SM/." It is impossible to predict the level of the DJIA/SM/.

     . Volatility of the DJIA/SM/. Volatility is the term used to describe the size and frequency of market fluctuations. Volatility of the DJIA/SM/ level may affect the market value of the notes. During recent periods, the DJIA/SM/ has been highly volatile. The September 11th disasters and related uncertainties have resulted in greater market volatility, which may continue over the term of the notes. This volatility may increase the risk that the Average Level will be less than the Initial Level, thus negatively affecting the market value of the notes.

     . Interest Rates. We expect that the market value of the notes will be affected by changes in interest rates. Generally, if United States interest rates increase, we expect that the market value of the notes will decrease. If United States interest rates decrease, we expect the market value of the notes will increase. Interest rates also may affect the economy which, in turn, may affect the level of the DJIA/SM/.

     We cannot assure you that a trading market for your notes will ever develop or be maintained. Although we will apply to list the notes on the American Stock Exchange, we cannot predict how the notes will trade in the secondary market or whether such market will be liquid or illiquid. Because the notes have a relatively high minimum denomination, the number of potential buyers of the notes in any secondary market may be limited. If you sell your notes prior to maturity, you may find that the market value of the notes is less than the principal amount of the notes. Although under ordinary market conditions BAS intends to indicate prices on the notes on request, there can be no assurance at which price such a bid would be made. BAS may discontinue buying and selling the notes on the secondary market at any time.

     Hedging activities may affect the Supplemental Redemption Amount and the market value of the notes. Hedging activities we or one or more of our affiliates, including Bank of America, N.A. or BAS, may engage in may affect the level of the DJIA/SM/ and, accordingly, increase or decrease the market value of the notes prior to maturity and the Supplemental Redemption Amount you would receive at maturity. In addition, we or one or more of our affiliates, including Bank of America, N.A. or BAS, may purchase or otherwise acquire a long or short position in the notes. We or one of our affiliates, including Bank of America, N.A. or BAS, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the level of the DJIA/SM/, we cannot assure you that these activities will not affect such level and the market value of the notes prior to maturity or the Supplemental Redemption Amount payable at maturity.

     You have no shareholder rights, no rights to receive any stock of the DJIA/SM/ stocks, and are not entitled to dividends or other distributions on the DJIA/SM/ stocks. The notes are our debt securities. They are not equity instruments or shares of stock. Investing in the notes will not make you a holder of any of the DJIA/SM/ stocks. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the DJIA/SM/ stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the DJIA/SM/ and received the dividends paid or other distributions made in connection with such stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any DJIA/SM/ stocks.

     We are not affiliated with any DJIA/SM/ company and are not responsible for any disclosure by any DJIA/SM/ company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bank of America, N.A. and BAS, assumes any responsibility for the adequacy or accuracy of any publicly available information about the DJIA/SM/ or any DJIA/SM/ company. You should make your own investigation into the DJIA/SM/ and the DJIA/SM/ companies. See the section entitled "The DJIA/SM/" below for additional information about the DJIA/SM/.

     Neither Dow Jones nor any DJIA/SM/ company is involved in this offering of the notes or has any obligation of any sort with respect to the notes. Thus, neither Dow Jones nor the DJIA/SM/ companies have any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of your notes.

     Our business activities may create conflicts of interest with you. We or one or more of our affiliates, including Bank of America, N.A. or BAS, may engage in trading activities related to the DJIA/SM/ and the DJIA/SM/ stocks that are not for your account or on your behalf. These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. These trading activities, if they influence the level of the DJIA/SM/, could be adverse to your interests as a beneficial owner of the notes.

     We and our other affiliates, including Bank of America, N.A. and BAS, at present or in the future, may engage in business with DJIA/SM/ companies, including making loans to, equity investments in, or providing investment banking, asset management, or other advisory services to those companies and their competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and may in the future publish, research reports on one or more of the DJIA/SM/ companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

     There may be potential conflicts of interest between you and the calculation agent. We have the right to appoint and remove a calculation agent. Our subsidiary, BAS, is the calculation agent for the notes and, as such, will calculate the Supplemental Redemption Amount. Under certain circumstances, BAS' status as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interests.

                                  THE DJIA/SM/

     We have obtained all information regarding the DJIA/SM/ contained in this pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the DJIA/SM/. The consequences of Dow Jones' discontinuing publication of the DJIA/SM/ are described in the section entitled "Description of the Notes - Discontinuance of DJIA/SM/; Alteration of Method of Calculation." We do not assume any responsibility for the accuracy or completeness of any information relating to the DJIA/SM/.

     The DJIA/SM/ is widely used as an indicator of the pattern of the price movement of U.S. equities. The calculation of the value of the DJIA/SM/, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry. As of January 31, 2002, the component companies of the DJIA/SM/ were as follows:

Alcoa Inc.                               Intel Corp.
American Express Co.                     International Business Machines Corp.
AT&T Corp.                               International Paper Co.
Boeing Co.                               J.P. Morgan Chase & Co.
Caterpillar Inc.                         Johnson & Johnson
Citigroup Inc.                           McDonald's Corp.
Coca-Cola Co.                            Merck & Co. Inc.
E.I. DuPont de Nemours & Co.             Microsoft Corp.
Eastman Kodak Co.                        Minnesota Mining & Manufacturing Co.
Exxon Mobil Corp.                        Philip Morris Cos.
General Electric Co.                     Procter & Gamble Co.
General Motors Corp.                     SBC Communications Inc.
Hewlett-Packard Co.                      United Technologies Corp.
Home Depot Inc.                          Wal-Mart Stores Inc.
Honeywell International Inc.             Walt Disney Co.

     Twenty-eight of the DJIA/SM/ component companies are traded on the New York Stock Exchange, and the other 2 companies are traded on The Nasdaq Stock Market. The composition of the DJIA/SM/ is not limited to traditionally defined industrial stocks. Instead, the companies are chosen from sectors of the economy most representative of the country's economic health. The index serves as a measure of the entire United States market, covering such diverse industries as financial services, technology, retail, entertainment, and consumer goods. The editors of The Wall Street Journal maintain and review the index and may from time to time, in their sole discretion, add companies to, or delete companies from, the DJIA/SM/ to achieve the objectives stated above. Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component's core business. When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously. A stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the index.

     The DJIA/SM/ is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks' prices, rather than by both price changes and changes in the number of shares outstanding. The divisor used to calculate the price-weighted average of the DJIA/SM/ is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions. While this methodology reflects current practice in calculating the DJIA/SM/, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the amounts payable on the notes at maturity.

     Neither we nor any of our affiliates, including Bank of America, N.A. and BAS, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the DJIA/SM/ or any successor DJIA/SM/. Dow Jones does not guarantee the accuracy or the completeness of the DJIA/SM/ or any data included in the DJIA/SM/. Dow Jones assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the DJIA/SM/. Dow Jones disclaims all responsibility for any errors or omissions in the calculation and dissemination of the DJIA/SM/ or the manner in which the DJIA/SM/ is applied in determining the amount payable at maturity.

Historical closing levels
-------------------------

     Since its inception, the DJIA/SM/ has experienced significant fluctuations. Any historical upward or downward trend in the value of the DJIA/SM/ during any period shown below is not an indication that the value of the DJIA/SM/ is more or less likely to increase or decrease at any time during the term of the notes. The historical DJIA/SM/ levels do not give an indication of future performance of the DJIA/SM/.

     The table below sets forth the high, the low, and the last closing levels of the DJIA/SM/ for each of the four calendar quarters in 1998, 1999, 2000, 2001, and partial data for the first quarter of 2002 through February 11, 2002. The closing levels listed in the table below were obtained from Bloomberg Financial Services, without independent verification.

                            DJIA/SM/ QUARTERLY LEVELS

         QUARTER
         ENDED                             HIGH                      LOW                       CLOSE
         3/31/98                         8,906.43                 7,580.42                  8,799.81
         6/30/98                         9,211.84                 8,627.93                  8,952.02
         9/30/98                         9,337.97                 7,539.07                  7,842.62
         12/31/98                        9,374.27                 7,632.53                  9,181.43
         3/31/99                        10,006.78                 9,120.67                  9,786.16
         6/30/99                        11,107.19                 9,832.51                 10,970.80
         9/30/99                        11,326.04                10,213.48                 10,336.95
         12/31/99                       11,497.12                10,019.71                 11,497.12
         3/31/00                        11,722.98                 9,796.03                 10,921.92
         6/30/00                        11,287.08                10,299.24                 10,447.89
         9/30/00                        11,310.64                10,481.47                 10,650.92
         12/31/00                       10,977.21                 9,975.02                 10,786.85
         3/31/01                        10,983.63                 9,389.48                  9,878.78
         6/30/01                        11,337.92                 9,485.71                 10,502.40
         9/30/01                        10,610.00                 8,235.81                  8,847.56
         12/31/01                       10,136.99                 8,836.83                 10,021.50
         As of 2/11/02                  10,259.74                 9,618.24                  9,884.78

     Following the September 11th disasters, trading on United States stock markets was suspended from the morning of September 11, 2001 through the re-opening on September 17, 2001. Since reopening, those markets, and the DJIA/SM/, have been highly volatile. The September 11th disasters and related uncertainties may result in stock markets generally and the DJIA/SM/ exhibiting greater volatility than in earlier periods. Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the DJIA/SM/.

License Agreement
-----------------

     We have entered into a non-exclusive license agreement with Dow Jones providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Dow Jones (including the DJIA/SM/) in connection with certain securities, including the notes.

     The license agreement between us and Dow Jones requires that the following language be stated in this pricing supplement:

     The notes are not sponsored, endorsed, sold, or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones' only relationship to us is the licensing of certain trademarks, trade names, and service marks of Dow Jones and of the DJIA/SM/, which is determined, composed, and calculated by Dow Jones without regard to us or the notes. Dow Jones has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing, or calculating the DJIA/SM/. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the Supplemental Redemption Amount. Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the notes.

     DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIA/SM/ OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIA/SM/ OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIA/SM/ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND US.

                            DESCRIPTION OF THE NOTES

General

     The notes are medium-term notes issued under the Senior Indenture, which is more fully described in the attached prospectus supplement and attached prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and Debt Securities set forth under the headings "Description of Notes" in the prospectus supplement and "Description of Debt Securities" in the prospectus. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents.

     Certain capitalized terms used herein have the meanings ascribed to them in the prospectus supplement and prospectus.

     The aggregate principal amount of the notes will be $______. However, we may "reopen" this series of notes and issue additional notes at a later time or issue additional debt securities or other securities with terms similar to those of the notes, and such issuances may affect the market value of the notes. The notes are issued in minimum denominations of $100,000 or integral multiples of $1,000 in excess thereof. However, investors purchasing notes in the original distribution are required to purchase at least $250,000 of notes. The notes mature on March __, 2005, but under limited circumstances, which we describe below, the stated maturity date may be postponed. See the section entitled "Description of the Notes-Market Disruption."

     Prior to maturity, the notes are not redeemable by us or repayable at the option of any holder. The notes are not subject to any sinking fund. Upon the occurrence of an Event of Default (as defined in the Senior Indenture) with respect to the notes, holders may accelerate the maturity of the notes, as described under "Description of Debt Securities-Events of Default" in the prospectus.

     The notes will be issued in book-entry form only. The CUSIP number for the notes is 06050 MBU0.

Payment at Maturity; Supplemental Redemption Amounts

     On the Pricing Date, we will set the Participation Rate, and the calculation agent will determine the Initial Level. For each Valuation Date, the calculation agent will determine the closing level of the DJIA/SM/. If any scheduled Valuation Date is not a Business Day, such Valuation Date shall be the immediately succeeding Business Day.

     After the United States stock markets close on the last Valuation Date, the calculation agent will determine the Average Level, the Index Performance, and the Supplemental Redemption Amount.

     At maturity, you will be paid the principal amount of the notes and the Supplemental Redemption Amount.

     Using a hypothetical Initial Level of 9,900, the following table sets forth hypothetical closing levels of the DJIA/SM/ for each Valuation Date over the term of the notes and the hypothetical Average Level associated with each example.

                                 EXAMPLE 1            EXAMPLE 2          EXAMPLE 3             EXAMPLE 4
---------------------------------------------------------------------------------------------------------------
      Initial Level                9,900                9,900                9,900                9,900
---------------------------------------------------------------------------------------------------------------
March __, 2002                     9,976                9,952                9,982               10,003
---------------------------------------------------------------------------------------------------------------
April __, 2002                     9,843               10,208               10,208               10,208
---------------------------------------------------------------------------------------------------------------
May __, 2002                       9,786               10,516               10,416               10,516
---------------------------------------------------------------------------------------------------------------
June __, 2002                      9,729               10,773               10,623               10,773
---------------------------------------------------------------------------------------------------------------
July __, 2002                      9,672               11,091               10,931               11,733
---------------------------------------------------------------------------------------------------------------
August __, 2002                    9,615               11,439               11,239               11,655
---------------------------------------------------------------------------------------------------------------
September __, 2002                 9,558               11,747               11,547               11,747
---------------------------------------------------------------------------------------------------------------
October __, 2002                   9,501               11,755               11,855               12,155
---------------------------------------------------------------------------------------------------------------
November __, 2002                  9,444               12,062               12,162               12,362
---------------------------------------------------------------------------------------------------------------
December __, 2002                  9,387               12,970               12,370               12,670
---------------------------------------------------------------------------------------------------------------
January __, 2003                   9,330               12,678               12,578               12,978
---------------------------------------------------------------------------------------------------------------
February __, 2003                  9,273               12,986               12,386               13,286
---------------------------------------------------------------------------------------------------------------
March __, 2003                     9,216               13,291               12,294               13,591
---------------------------------------------------------------------------------------------------------------
April __, 2003                     9,159               13,901               12,001               13,901
---------------------------------------------------------------------------------------------------------------
May __, 2003                       9,102               13,505               11,709               13,805
---------------------------------------------------------------------------------------------------------------
June __, 2003                      9,045               13,412               11,417               14,012
---------------------------------------------------------------------------------------------------------------
July __, 2003                      8,988               13,109               11,125               14,209
---------------------------------------------------------------------------------------------------------------
August __, 2003                    8,931               12,806               11,433               14,406
---------------------------------------------------------------------------------------------------------------
September __, 2003                 8,874               12,503               11,640               14,203
---------------------------------------------------------------------------------------------------------------
October __, 2003                   8,817               12,200               11,784               14,000
---------------------------------------------------------------------------------------------------------------
November __, 2003                  8,760               11,897               11,756               13,997
---------------------------------------------------------------------------------------------------------------
December __, 2003                  8,703               11,594               11,764               13,904
---------------------------------------------------------------------------------------------------------------
January __, 2004                   8,646               11,291               11,772               13,991
---------------------------------------------------------------------------------------------------------------
February __, 2004                  8,589               10,988               12,079               13,988
---------------------------------------------------------------------------------------------------------------
March __, 2004                     8,532               10,685               12,087               13,985
---------------------------------------------------------------------------------------------------------------
April __, 2004                     8,475               10,382               12,295               13,982
---------------------------------------------------------------------------------------------------------------
May __, 2004                       8,418               10,079               12,403               13,879
---------------------------------------------------------------------------------------------------------------
June __, 2004                      8,361                9,776               12,511               13,776
---------------------------------------------------------------------------------------------------------------
July __, 2004                      8,304                9,473               12,718               13,673
---------------------------------------------------------------------------------------------------------------
August __, 2004                    8,247                9,170               12,926               13,370
---------------------------------------------------------------------------------------------------------------
September __, 2004                 8,190                8,867               13,234               13,067
---------------------------------------------------------------------------------------------------------------
October __, 2004                   8,133                8,564               13,242               12,764
---------------------------------------------------------------------------------------------------------------
November __, 2004                  8,076                8,261               13,350               12,161
---------------------------------------------------------------------------------------------------------------
December __, 2004                  8,019                7,906               13,357               11,858
---------------------------------------------------------------------------------------------------------------
January __, 2005                   7,962                7,655               13,365               11,452
---------------------------------------------------------------------------------------------------------------
February __, 2005                  8,091                7,352               13,442               11,252
---------------------------------------------------------------------------------------------------------------
      Average Level                8,910               11,007               12,000               12,870
---------------------------------------------------------------------------------------------------------------

     Using a hypothetical Participation Rate of 60%, a hypothetical Initial Level of 9900, and hypothetical Average Levels as set forth above, the following table illustrates four examples of Supplemental Redemption Amounts and the associated total repayment at maturity per $1,000.

-----------------------------------------------------------------------------------------------------------------------------------
                  Initial      Average         Index         Index Performance      Supplemental          Total Principal and
                    Level       Level       Performance        multiplied by      Redemption Amount     Supplemental Redemption
                                                            Participation Rate                          Amount Paid at Maturity
-----------------------------------------------------------------------------------------------------------------------------------
   Example 1        9,900       8,910         -10.00%             -6.00%               $30.40                  $1,030.40
-----------------------------------------------------------------------------------------------------------------------------------
   Example 2        9,900      11,007          11.18%             6.709%               $67.09                  $1,067.09
-----------------------------------------------------------------------------------------------------------------------------------
   Example 3        9,900      12,000          21.21%             12.726%              $127.26                 $1,127.26
-----------------------------------------------------------------------------------------------------------------------------------
   Example 4        9,900      12,870          30.00%             18.00%               $180.00                 $1,180.00
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Market Disruption

     Each of the following will be a "Market Disruption Event" if, in the sole opinion of the calculation agent, that event materially affects the DJIA/SM/:

..    the suspension or material limitation of the trading of a material number of stocks included in the DJIA/SM/;

..    the suspension or material limitation of the trading of stocks on one or more stock exchanges on which stocks included in the DJIA/SM/ are quoted;

..    the suspension or material limitation of the trading of (a) options or futures relating to the DJIA/SM/ on any options or futures exchanges or (b) options or futures generally; or

..    the imposition of any exchange controls in respect of any currencies involved in determining the total amount payable on the notes at maturity.

     For the purpose of this definition of Market Disruption Event:

..    a limitation on the number of hours or days of trading will not be a Market
     Disruption Event if it results from an announced change in the regular business hours of any exchange; and

..    a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will be a Market Disruption Event.

     If a Market Disruption Event occurs or is continuing on a day that would otherwise be a Valuation Date, then the calculation agent will instead use the closing level of the DJIA/SM/ on the first Business Day after that day on which no Market Disruption Event occurs or is continuing. In no event, however, will any Valuation Date be postponed by more than five Business Days. If any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the Valuation Date, and the calculation agent will make a good faith estimate of the closing level of the DJIA/SM/ based upon its assessment of the value of the DJIA/SM/ at that time. As a result, if a Market Disruption Event occurs or is continuing on the last scheduled Valuation Date, the stated maturity date for the notes will also be postponed, although not by more than five Business Days.

     When we refer to a "Business Day" with respect to the notes, we mean a day that is a Business Day of the kind described in the attached prospectus supplement but that is not a day on which the principal securities market (or markets) on which the constituent stocks of the DJIA/SM/ is closed.

Discontinuance of the DJIA/SM/; Alteration of Method of Calculation

     If Dow Jones discontinues publication of the DJIA/SM/ and Dow Jones or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, is comparable to the discontinued DJIA/SM/ (such new index being referred to as a "Successor Index"), then the relevant closing levels shall be determined by reference to the Successor Index at the close of trading on the New York Stock Exchange, the American Stock Exchange, The Nasdaq National Market, or the relevant exchange or market for the Successor Index.

     If the calculation agent selects a Successor Index, the calculation agent immediately shall notify us and the Senior Trustee, and the Senior Trustee will provide written notice of a change to the holders of the notes within three Business Days of such selection.

     If Dow Jones discontinues publication of the DJIA/SM/, and the calculation agent determines that no Successor Index is available, then the calculation agent will notify us and the Senior Trustee and shall calculate the appropriate closing levels. These calculations by the calculation agent will be in accordance with the formula for and method of calculating the DJIA/SM/ last in effect prior to such discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the DJIA/SM/, such Successor Index or value will be substituted for the DJIA/SM/ for all purposes.

     If at any time the method of calculating the DJIA/SM/ or a Successor Index, or the value thereof, is changed in a material respect, or if the DJIA/SM/ or a Successor Index in any other way is modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the DJIA/SM/ or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will notify us and the Senior Trustee and shall make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the DJIA/SM/ or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the closing levels with reference to the DJIA/SM/ or such Successor Index, as adjusted. Accordingly, if the method of calculating the DJIA/SM/ or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent shall adjust such index in order to arrive at a value of the DJIA/SM/ or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Role of the Calculation Agent

     The calculation agent in its sole discretion will make all determinations regarding the notes, including determinations regarding the Average Level, the Index Performance, the Supplemental Redemption Amount, Market Disruption Events, Successor Indices, and Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     We have initially appointed our affiliate, BAS, as the calculation agent, but we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

     The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will make principal payments and Supplemental Redemption Amount payments in immediately available funds so long as the notes are maintained in book-entry form.

Listing

     The notes are approved for listing on the American Stock Exchange, subject to official notice of issuance.

                        Supplemental Plan of Distribution

     Our affiliates, Bank of America, N.A. and BAS, have been appointed as our agents to solicit offers on a best efforts basis to purchase the notes. BAS and Bank of America, N.A. are parties to the Distribution Agreement described in the "Plan of Distribution" on page S-23 of the attached prospectus supplement. We will pay the agents a commission of 2.00% of the principal amount of each note sold. Each initial purchaser of notes must have an account with one of the agents.

     Neither Bank of America, N.A. nor BAS is acting as your fiduciary or advisor, and you should not rely upon any communication from Bank of America, N.A. or BAS in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

     Bank of America, N.A., BAS, or any of our other affiliates may use this pricing supplement, the attached prospectus supplement, and the attached prospectus in a market-making transaction for any notes after their initial sale.

                 NOTICES FOR CERTAIN NON-UNITED STATES INVESTORS

Argentina: The notes have not been registered in Argentina. The Comision Nacional de Valores of Argentina has not approved the notes, the offering, nor any document relating to the offering of the notes, including this pricing supplement. Neither this pricing supplement nor the attached prospectus supplement or prospectus nor the delivery of such documents constitutes an offer to sell the notes or an invitation to receive offers to purchase the notes. No person wishing to offer or acquire the notes shall take any action that would result in the offering of the notes being deemed a public offering within the meaning of Argentine Law Nbr. 17.811. In addition, any resale of the notes must be made in a manner which will not constitute a public offering in Argentina. Argentine pension funds and insurance companies may not purchase the notes.

Brazil: The notes have not been registered in Brazil. The Comissao de Valores Mobiliarios of Brazil has not approved the notes, the offering, nor any document relating to the offering of the notes, including this pricing supplement. Neither the notes nor the offering have been registered with the Comissao de Valores Mobiliarios in Brazil. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom. No action should be taken by such persons that would result in the offering of the notes being deemed a public offering under Brazilian law. In addition, any resale of the notes must be made in a manner which will not constitute a public offering in Brazil. This offering is not being made to any Brazilian financial institution, pension fund, insurance company, or capitalization company.

Chile: The notes have not been registered with the Superintendency of Securities and Insurance of Chile, and the notes may not be lawfully offered or sold to persons in Chile except in circumstances which do not result in an offer to the public in Chile, within the meaning of Chilean Law.

Colombia: This pricing supplement, the attached prospectus supplement, the attached prospectus or any other document relating to the offering of the notes are for the sole use of the prospective investor to whom such documents are delivered and cannot be used by, or passed on to, any other person or third party. Investors wishing to acquire the notes will be required to make payment for the notes outside of Colombia. A Colombian investor purchasing the notes will be deemed to know, understand, and acknowledge that such investor is solely responsible for full compliance of the Colombian regulations applicable to such investor.

Hong Kong: The notes may not be offered or sold in Hong Kong by means of any document other than in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32).

Unless a person is permitted to do so under the securities laws of Hong Kong, such person may not issue or have in his or her possession for the purposes of issue, and will not issue, or have in his or her possession for the purposes of issue, any advertisement, invitation, or document relating to the notes other than with respect to notes intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

Mexico: The notes have not been registered under the Mexican Securities Market Law or recorded in the Mexican National Securities Registry. No action may be taken in Mexico that would render the offering of the notes a public offering in Mexico. No Mexican regulatory authority has approved or disapproved of the notes or passed on our solvency.

Taiwan:  The notes may not be sold or publicly offered in Taiwan.

Venezuela: The notes have not been registered with the Comision Nacional de Valores of Venezuela and are not being publicly offered in Venezuela. No document relating to the offering of the notes, including this pricing supplement, shall be deemed to constitute an offer of securities or an offer or the rendering of any investment advice or securities brokerage services in Venezuela. Investors wishing to acquire the notes may use only funds located outside of Venezuela.

                    UNITED STATES FEDERAL INCOME TAX SUMMARY

     The following summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the notes is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers of the notes who hold notes as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge, a position in a "straddle" or as part of a "conversion" transaction for tax purposes, or persons who are required to mark-to-market for tax purposes. The discussion assumes that the notes constitute true indebtedness of the issuer for United States federal income tax purposes. If the notes did not constitute true indebtedness of the issuer, the tax consequences described below would be materially different. You must consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership, and disposition of the notes arising under the laws of any other jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) an entity which is a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any state thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate whose income is subject to United States federal income tax regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(5) any other person whose income or gain in respect of the notes is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be United States Holders. A "Non-United States Holder" is a holder that is not a United States Holder.

United States Holders - Income Tax Considerations
-------------------------------------------------

Interest and Original Issue Discount

     The amount payable on the notes at maturity will depend on the Average Level. Accordingly, the notes will be treated as "contingent payment debt instruments" for United States federal income tax purposes subject to taxation under the "noncontingent bond method." As a result, the notes will generally be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. Pursuant to such Treasury regulations, a United States Holder will be required to report OID or interest income based on a "comparable yield" and a "projected payment schedule," as described below, established by us for determining interest accruals and adjustments in respect of a note. A United States Holder which does not use the "comparable yield" and/or follow the "projected payment schedule" to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the Internal Revenue Service, or "IRS."

     A "comparable yield" with respect to a contingent payment debt instrument generally is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the contingent payment debt instrument (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the debt instrument and also ignoring any premium paid by an initial purchaser of the debt instrument). For example, if a hedge is available, the comparable yield is the yield on the synthetic fixed rate debt instrument that would result if the hedge is integrated with the contingent payment debt instrument. If a hedge is not available, but our similar fixed rate debt instruments trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread.

     A "projected payment schedule" with respect to a contingent payment debt instrument is generally a series of expected payments the amount and timing of which would produce a yield to maturity on such debt instrument equal to the comparable yield. The "comparable yield" and "the projected payment schedule" may be obtained by contacting Bank of America Corporation, Corporate Treasury Division, NC1-007-23-01, 100 North Tryon Street, Charlotte, North Carolina 28255, Telephone (704) 386-5972. Investors should be aware that this information is not calculated or provided for any purposes other than the determination of a United States Holder's interest accruals and adjustments in respect of the notes. We make no representations regarding the actual amounts of payments on the notes.

     Based on the comparable yield and the issue price of the notes, a United States Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (1) the sum of the issue price of such note and any interest previously accrued thereon by a holder (disregarding any positive or negative adjustments) minus (2) the amount of any projected payments on the note for previous accrual periods. The issue price of each note in an issue of notes is the first price at which a substantial amount of such notes has been sold (including any premium paid for such notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Because of the application of the OID rules, it is possible that a United States Holder of a note would be required to include interest income or OID in excess of actual cash payments received for certain taxable years.

     A United States Holder will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year (i) will first reduce the amount of interest in respect of the note that a United States Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above in (i) and (ii) will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, or retirement of the note. Where a United States Holder purchases a note at a price other than the issue price thereof, the difference between the purchase price and the issue price generally will be treated as a positive or negative adjustment, as the case may be, and allocated to the daily portions of interest or projected payments with respect to the note.

     If a contingent payment becomes fixed more than six months prior to maturity, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. A similar adjustment may be appropriate in certain circumstances in respect of the notes. For example, on any Valuation Date it may be possible to determine that the amount payable at maturity will be greater than the projected payment amount, even though the amount payable on the notes will not become fixed prior to the last Valuation Date. In that circumstance, the IRS may deem it appropriate to adjust (using the methodology described above or another methodology) the amount of interest income a United States Holder would be required to recognize in a particular taxable year in respect of a note. However, until such time as the IRS sets forth rules dealing with that situation, we do not intend to make any such adjustments.

Sale, Exchange, or Retirement

     Upon a sale, exchange, or retirement of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and such holder's tax basis in the note. A United States Holder's tax basis in a note generally will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the note (disregarding any positive or negative adjustments) and decreased by the amount of all prior projected payments in respect of the note. A United States Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss (depending upon the United States Holder's holding period for the note).

United States Holders - Backup Withholding and Information Reporting
--------------------------------------------------------------------

     Generally, payments of principal and interest, and the accrual of OID, with respect to the notes will be subject to information reporting and possibly to backup withholding. Information reporting means that the payment is required to be reported to the holder of the notes and the IRS. Backup withholding means that we are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. Backup withholding will be imposed at a rate of 30% for the calendar years ending on December 31, 2002 and December 31, 2003, and will be reduced to 29% for the 2004 and 2005 calendar years.

     Payments of principal and interest, and the accrual of OID, with respect to notes held by a United States Holder, other than certain exempt recipients such as corporations, and proceeds from the sale of notes through the United States office of a broker will be subject to backup withholding unless such United States Holder supplies us with a taxpayer identification number and certifies that its taxpayer identification number is correct or otherwise establish an exemption. In addition, backup withholding will be imposed on any payment of principal and interest, and the accrual of OID, with respect to a note held by a United States Holder that is informed by the United States Secretary of the Treasury that it has not reported all dividend and interest income required to be shown on its federal income tax return or that fails to certify that it has not underreported its interest and dividend income.

     Payments of the proceeds from the sale of the notes to or through a foreign office of a broker, custodian, nominee, or other foreign agent acting on your behalf will not be subject to information reporting or backup withholding. If, however, such nominee, custodian, agent, or broker is, for United States federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (6) a United States branch of a foreign bank insurance company such payments will be subject to information reporting, unless (a) such custodian, nominee, agent, or broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met or (b) the holder otherwise establishes an exemption from information reporting.

     A United States Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided certain required information is furnished to the IRS.

Non-United States Holders - Income Tax Considerations

     Under present United States federal income tax law and subject to the discussion below concerning backup withholding, the payment by us, or any paying agent, of principal or interest, including OID, on a note owned by a Non-United States Holder is not subject to United States federal income or withholding tax provided that:

     1. such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

     2. such holder is not a controlled foreign corporation that is related to us through stock ownership;

     3. such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

     4. the payment is not effectively connected with the conduct of a trade or business in the United States; and

     5. either (A) such holder provides us (or any paying agent) with a statement which sets forth its address, and certifies, under penalties of perjury, that it is not a United States person, citizen, or resident (which certification may be made on an IRS Form W-8BEN (or successor form)) or (B) a financial institution holding the note on behalf of such holder certifies, under penalties of perjury, that such statement has been received by it and furnishes a copy thereof to us (or any paying agent).

     Payments to Non-United States Holders not meeting the requirements set forth above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if such holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty. To claim benefits under an income tax treaty, a Non-United States Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty's limitations on benefits article.

     Non-United States Holders will not be subject to United States federal income tax on any gain realized on the sale, exchange, or retirement of a note, provided that (a) such gain is not effectively connected with a United States trade or business and (b) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Non-United States Holders - Backup Withholding and Information Reporting
------------------------------------------------------------------------

     Payments of principal and interest, and the accrual of OID, with respect to the notes and proceeds from the sale of notes held by a Non-United States Holder will not be subject to information reporting and backup withholding so long as such holder has certified that it is not a United States person and we do not have actual knowledge that such certification is false (or you otherwise establish an exemption). However, if a Non-United States Holder has not certified that it is not United States person or we have actual knowledge that such certification is false (and it has not otherwise established an exemption) such holder will be subject to backup withholding and information reporting in the manner described above in "United States Holders - Backup Withholding and Information Reporting."

                              ERISA CONSIDERATIONS

     A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account, or a Keogh plan) proposing to invest in the notes should consider this section carefully.

     A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as "ERISA") should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

     In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an "ERISA plan"), on the one hand, and persons who have certain specified relationships of the plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction. There are several ways by which we or our affiliates may be considered a party in interest or a disqualified person with respect to an ERISA plan. For example, if we provide banking or financial advisory services to an ERISA plan, or act as a trustee or in a similar fiduciary role for ERISA plan assets, we may be considered a party in interest or a disqualified person with respect to that ERISA plan.

     If an ERISA plan engages in a prohibited transaction, the transaction may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring notes on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code.

     If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

[LOGO] Bank of America

$3,000,000,000

Medium-Term Notes, Series I

We may offer to sell our Bank of America Corporation Medium-Term Notes, Series I from time to time. Specific terms of the notes are set before each sale and described in a separate pricing supplement. Terms include:
.. Priority: senior or subordinated

.. Interest Rate: fixed, floating, original issue discount or amortizing

.. Floating rates based on one or more of the following indices:

  . CD rate
  . CMT rate
  . Commercial paper rate
  . Federal Funds rate
  . LIBOR
  . Prime rate
  . Treasury rate

.. Maturity: nine months or more

.. Indexed notes: principal or interest payments linked to the price or performance of one or more securities, currencies, goods or other indices

.. Redemption and repayment: subject to redemption by us or repaid at the holder's option

.. Minimum denominations of $1,000 or other specified denominations for foreign currencies

.. Payments in U.S. dollars or one or more foreign currencies

                                      Per Note                     Total
                                      --------                     -----
Public Offering Price............              100%     $                 3,000,000,000
Agent's Discounts and Commissions     .125% - .750%     $       3,750,000 - $22,500,000

                                  ----------------- -----------------------------------
Proceeds (Before Expenses)....... 99.875% - 99.250%     $2,996,250,000 - $2,977,500,000

We also may sell notes to agents as principal for resale at varying or fixed offering prices or through the agents as agents using their best efforts on our behalf. We also may sell the notes directly to investors.

We do not intend to list the notes on any securities exchange.

--------------------------------------------------------------------------------

Our notes are unsecured and are not savings accounts, deposits or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Before you purchase notes, you should carefully read information in the "Risk Factors" section which begins on page S-3.

None of the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the State of North Carolina has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Banc of America Securities LLC
                 Bear, Stearns & Co. Inc.
                                  Lehman Brothers
                                                   Merrill Lynch & Co.
                                                                   Salomon
                                                                   Smith Barney
                               -----------------

           Prospectus Supplement to Prospectus dated August 5, 1999
                                 June 5, 2001.

                               TABLE OF CONTENTS

                                                                     Page
                           Prospectus Supplement                     ----
       Registration of Notes........................................  S-3
       About this Prospectus Supplement and the Pricing
         Supplements................................................  S-3
       Risk Factors.................................................  S-3
        Risks of Indexed Notes......................................  S-3
        Factors Affecting the Trading Value of the Notes............  S-4
        Risks on Redemption.........................................  S-5
        Currency Risks..............................................  S-5
        Credit Ratings..............................................  S-5
       Bank of America Corporation..................................  S-6
        General.....................................................  S-6
        Business Segment Operations.................................  S-6
        Acquisitions and Sales......................................  S-8
        Outstanding Debt............................................  S-8
       Description of Notes.........................................  S-8
        General.....................................................  S-8
        Book-Entry System...........................................  S-9
        Paying Agent, Security Registrar, Transfer Agent and
          Calculation Agent.........................................  S-9
        Payment of Principal and Interest...........................  S-9
          Fixed Rate Notes.......................................... S-10
          Floating Rate Notes....................................... S-10
           Interest Reset Dates..................................... S-10
           Interest Determination Dates............................. S-11
           Interest Payments........................................ S-11
           CD Rate Notes............................................ S-12
           CMT Rate Notes........................................... S-13
           Commercial Paper Rate Notes.............................. S-14
           Federal Funds Rate Notes................................. S-14
           LIBOR Notes.............................................. S-15
           Prime Rate Notes......................................... S-15
           Treasury Rate Notes...................................... S-16
          Original Issue Discount Notes............................. S-16
          Amortizing Notes.......................................... S-17
          Indexed Notes............................................. S-17
        Renewable Notes............................................. S-17
        Extendible Notes............................................ S-18
        Warrants and Units.......................................... S-19
        Redemption.................................................. S-19
        Repayment................................................... S-19
        Repurchase.................................................. S-19
       United States Taxation....................................... S-19
        United States Holders....................................... S-20
        Non-United States Holders................................... S-22
        Backup Withholding and Information Reporting................ S-22
        State and Local Taxation.................................... S-23
       Plan of Distribution......................................... S-23
        Distribution Through Agents................................. S-23
        Distribution Through Underwriters........................... S-23
        Direct Sales................................................ S-23
        General Information......................................... S-23

                                Prospectus
       About this Prospectus........................................    2
       Bank of America Corporation..................................    3
        General.....................................................    3
        Business Segment Operations.................................    3
        Acquisitions and Sales......................................    4
       Use of Proceeds..............................................    4
       Ratios of Earnings to Fixed Charges and Ratios of Earnings to
        Fixed Charges and Preferred Stock Dividends.................    5

            Regulatory Matters..................................  6
             General............................................  6
             Interstate Banking.................................  6
             Capital and Operational Requirements...............  6
             Dividends..........................................  8
             Source of Strength.................................  8
             Changes in Regulations.............................  8
            Plan of Distribution................................  8
            Description of Debt Securities...................... 10
             General............................................ 10
             Reopenings......................................... 11
             Conversion......................................... 12
             Exchange, Registration and Transfer................ 12
             Payment and Paying Agents.......................... 12
             Subordination...................................... 13
             Sale or Issuance of Capital Stock of Banks......... 13
             Waiver of Covenants................................ 14
             Modification of the Indentures..................... 14
             Meetings and Action by Securityholders-............ 14
             Defaults and Rights of Acceleration-............... 14
             Collection of Indebtedness......................... 15
             Notices............................................ 15
             Concerning the Trustees............................ 15
            Warrants............................................ 16
             Description of Debt Warrants....................... 16
             Description of Universal Warrants.................. 16
             Modification....................................... 17
             Enforceability of Rights of Warrantholders;
               Governing Law.................................... 17
             Unsecured Obligations.............................. 17
            Description of Units................................ 18
            Description of Preferred Stock...................... 18
             General............................................ 18
             The Preferred Stock................................ 18
             ESOP Preferred Stock............................... 19
             Series B Preferred Stock........................... 21
             Series BB Preferred Stock.......................... 21
            Description of Depositary Shares.................... 22
             General............................................ 22
             Dividends and Other Distributions.................. 23
             Redemption of Depositary Shares.................... 23
             Voting the Preferred Stock......................... 23
             Amendment and Termination of the Deposit Agreement. 24
             Changes of Depositary.............................. 24
             Miscellaneous...................................... 24
             Resignation and Removal of Depositary.............. 24
            Description of Common Stock......................... 24
             General............................................ 24
             Voting and Other Rights............................ 25
             Dividends.......................................... 25
            Registration and Settlement......................... 25
             The Depository Trust Company....................... 25
             Cedelbank and Euroclear............................ 27
            Where- You Can Find More Information................ 30
            Forward-looking Statements.......................... 31
            Legal Opinions...................................... 31
            Experts............................................. 31

                             REGISTRATION OF NOTES

   The notes have been registered on registration statements on Form S-3 with the Securities and Exchange Commission as follows: (a) $616,946,091 under Registration No. 333-51367, which represents all remaining unissued securities covered by that registration statement and (b) $2,383,053,909 under Registration No. 333-83503, which leaves $8,266,946,091 in unissued or unallocated securities covered by that registration statement at the date of this prospectus supplement. With respect to notes covered by Registration No. 333-51367, the accompanying prospectus dated August 5, 1999 is being delivered in lieu of the prospectus dated May 21, 1998, pursuant to Rule 429 under the Securities Act of 1933.

         ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

   We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our notes from time to time. You should read each of these documents before investing in the notes.

   This prospectus supplement provides you with certain terms of the notes and supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will supersede the information in the prospectus.

   Each time we issue notes, we will prepare a pricing supplement which will contain additional terms of the offering and the specific description of the notes being offered. The pricing supplement also may add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. A pricing supplement can be quite detailed and always should be read carefully. The flexibility available to us to set or negotiate individualized terms for notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Often the terms of the notes differ from the terms described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will supersede the information in this prospectus supplement.

                               -----------------

                                 RISK FACTORS

   Your investment in the notes involves certain risks. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the notes or financial matters in general.

Risks of Indexed Notes

   If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, known as Indexed Notes, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

   . Principal Amount. The principal amount of an Indexed Note may or may not be "principal protected", so the principal amount you will receive at maturity may be greater than, equal to or less than the original purchase price of the Indexed Note, and it is possible that no principal will be paid at all.

   . Interest Payments. If the interest rate of an Indexed Note is indexed (whether or not the principal amount is indexed), then you may receive interest payments that are less than what you would have re-ceived had you purchased a conventional debt security at the same time with the same maturity date, and it is possible that no interest will be paid at all.

   . Leverage. Certain Indexed Notes that we will offer may have interest and principal payments that increase or decrease at a rate that is greater than the rate of a favorable or unfavorable movement in the indexed item. For example, the formula set forth in the relevant pricing supplement could provide that a 10% decline in the level of a stock index may result in a 20% reduction in the principal amount that you will receive at maturity.

   . Early Payment. The terms of an Indexed Note may require that the note be paid prior to its scheduled maturity date. That early payment could result in a reduction in your anticipated return on your investment.

   . Tax Consequences. You should consider the tax consequences of investing in Indexed Notes. Unless otherwise stated in the pricing supplement, you should assume that there is no statutory, judicial or administrative authority that directly addresses the characterization of the Indexed Notes or similar instruments for United States federal or other income tax purposes. As a result, the income tax consequences of an investment in Indexed Notes are not certain. We will not request a ruling from the Internal Revenue Service (the "IRS") for any of the notes and we cannot assure you that the IRS will agree with our conclusions in this prospectus supplement or in the pricing supplement.

Factors Affecting the Trading Value of the Notes

   The trading market for, and trading value of, your notes may be affected by a number of factors. Often, the more specific the investment objective or strategy of the note, the more limited the trading market and the more volatile the price of that note. These factors include:

   . the complexity and volatility of the index or formula applicable to your notes, including any dividend rates or yields of other securities or financial instruments applicable to your notes;

   . the method of calculating the principal, premium, if any, and interest of your notes;

   . the time remaining to maturity of your notes;

   . the aggregate amount of notes outstanding related to your notes;

   . any redemption features of your notes;

   . the amount of other debt securities linked to the index or formula applicable to your notes; and

   . the level, direction and volatility of market interest rates generally.

   In addition, the following factors may also affect trading in your notes:

   . Our Hedging Activities. At any time, we or our affiliates may engage in hedging activity related to the notes or an indexed item in connection with an Indexed Note which may, in turn, increase or decrease the value of the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of such positions are likely to vary over time. We have no reason to believe that any such activity will have a material impact on the level of the impacted item, however, there can be no assurance that our activities or our affiliates' activities will not affect such price.

   . Possible Illiquidity of the Secondary Market. We do not intend to list the notes on any securities exchange and even if the notes are listed at a later date, we cannot assure that a trading market for your notes ever will develop or be maintained if developed. Although the agents intend under ordinary market conditions to indicate prices for the notes on request, we cannot assure you that bids will be made in the future or predict the price at which such bids will be made.

   . State Law Limits on Interest Paid. New York State laws govern the Indentures and the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under present New York law, the maximum permissible rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Risks on Redemption

   If the terms of your notes permit or require redemption prior to maturity, that redemption may occur at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your notes being redeemed.

Currency Risks

   If you invest in notes that are denominated or payable in a specified currency other than the currency in which you normally conduct your business, or your home country currency, you will be subject to significant risks not associated with an investment in a debt security denominated and payable in your home country currency. These risks include the possibility of material changes in the exchange rate between your home country currency and the specified currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, including economic, financial and political events, and the supply and demand for the applicable currencies. Moreover, if payments on these type of notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. This prospectus supplement does not describe all the risks of an investment in notes denominated in, or paid based upon, a currency (including a composite currency) other than your home country currency. If you are considering purchasing these types of notes, you and your advisors should consider the suitability of an investment in the notes prior to making an investment decision.

   . Exchange Rates. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the home country currency equivalent yield of your notes, in the home country currency equivalent value of the principal and any premium payable at maturity or any earlier redemption of your notes and, generally, in the home country currency equivalent market value of your notes.

   . Government Exchange Controls. From time to time, governments impose exchange controls that influence exchange rates and could limit the availability of the specified currency on an interest payment or the maturity date of a note. It is possible that government exchange controls could restrict or prohibit our payment of principal or interest in the specified currency. Even if there are no exchange controls, it is possible that the specified currency will not be available to us to make payment of interest and principal when required.

Credit Ratings

   The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your notes.

                          BANK OF AMERICA CORPORATION

General

   Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon and Washington) and the West (California, Idaho and Nevada) regions of the United States and in selected international markets.

   We, and our subsidiaries, are subject to supervision by various United States federal and state banking and other regulatory authorities. The Gramm-Leach-Bliley Act amended a number of federal banking laws. In particular, the Gramm-Leach-Bliley Act permits a financial holding company, and the companies under its control, to engage directly or indirectly in activities considered "financial in nature" (including, without limitation, banking, insurance and securities activities), either de novo or by acquisition, provided the Federal Reserve Board is given after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the prior approval of the Comptroller.

Business Segment Operations

   We provide a diversified range of banking and nonbanking financial services and products through our various subsidiaries. In 2000, we realigned our business segments to report the results of our operations through four business segments: (1) Consumer and Commercial Banking, (2) Asset Management, (3) Global Corporate and Investment Banking and (4) Equity Investments.

..   Consumer and Commercial Banking

   Consumer and Commercial Banking provides a wide array of products and services to individuals, small businesses and middle market companies through multiple delivery channels. The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products and Commercial Banking.

  .   Banking Regions

      Banking Regions serves consumer households in 21 states and the District of Columbia and overseas through our extensive network of approximately 4,400 banking centers, 13,000 ATMs, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, and credit products such as home equity, mortgage, personal auto loans and auto leasing. Banking Regions also includes small business banking providing treasury management, credit services, community investment, debit card, e-commerce and brokerage services to over two million small business relationships across the franchise.

  .   Consumer Products

      Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, student lending and certain insurance services. Consumer Products also provides auto loans, retail finance programs to dealerships and lease financing of new and used cars.

  .   Commercial Banking

      Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct.

..   Asset Management

   Asset Management includes the Private Bank, Banc of America Capital Management and Banc of America Investment Services, Inc. The Private Bank offers financial solutions to high-net-worth clients and foundations in the United States and internationally by providing customized asset management and credit, financial advisory, fiduciary, trust and banking services. Banc of America Capital Management offers management of equity, fixed income, cash and alternative investments; manages the assets of individuals, corporations, municipalities, foundations and universities, and public and private institutions; and provides advisory services to our affiliated family of mutual funds. Banc of America Investment Services, Inc. provides both full-service and discount brokerage services through investment professionals located throughout the franchise and a brokerage web site that provides customers a wide array of market analyses, investment research and self-help tools, account information and transaction capabilities.

..   Global Corporate and Investment Banking

   Global Corporate and Investment Banking provides a broad array of financial services such as investment banking, trade finance, treasury management, lending, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 38 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory services, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, real estate finance, senior bank debt, structured finance and trade services.

   Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products and Global Treasury Services.

  .  Global Investment Banking

      Global Investment Banking includes our investment banking activities and risk management products. Through a separate subsidiary, Banc of America Securities LLC, Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Banc of America Securities LLC also provides correspondent clearing services for other securities broker/dealers, traditional brokerage services to high-net-worth individuals and prime-brokerage services. Debt and equity securities research, loan syndications, merger and acquisition advisory services, private placements and equity derivatives are also provided through Banc of America Securities LLC.

      In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate and credit derivatives, foreign exchange products, commodity derivatives and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the United States, as well as in several international locations.

  .  Global Credit Products

      Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, real estate, leasing and project finance.

  .  Global Treasury Services

      Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and public and private companies of all sizes manage their operations and cash flows on a local, regional, national and global level.

..   Equity Investments

   Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of companies at all stages of the business cycle, from start up to buyout. Investments are made on both a direct and indirect basis in the United States and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and access to our global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes our strategic technology and alliances investment portfolio in addition to other parent company investments.

Acquisitions and Sales

   As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of suitable financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

Outstanding Debt

   At March 31, 2001, we had the following long-term debt outstanding (in millions):

Senior debt
 Bank of America Corporation................ $21,146
 Subsidiaries...............................  25,076
                                             -------
   Total senior debt........................  46,222
                                             -------
Subordinated debt
 Bank of America Corporation................  20,214
 Subsidiaries...............................     608
                                             -------
   Total subordinated debt..................  20,822
                                             -------
   Total long-term debt..................... $67,044
                                             =======
Guaranteed Preferred Beneficial Interests in
  Junior Subordinated Notes................. $ 4,955
                                             -------

   Also, at March 31, 2001, we had $5.1 billion of commercial paper and other short-term notes payable outstanding.

                             DESCRIPTION OF NOTES

   The notes are a series of Debt Securities under the Indentures, which are exhibits to our registration statements. The Indentures are subject to, and governed by, the Trust Indenture Act.

   The following summary of the notes and the Indentures does not purport to be complete and is qualified in its entirety by reference to the actual notes and the Indentures. The following description of notes will apply to each note we offer unless we otherwise specify in the applicable pricing supplement.

General

   The notes are our direct, unsecured obligations. The total initial public offering price of the Senior and Subordinated Medium-Term Notes, Series I, that may be offered using this prospectus supplement is $3,000,000,000.

   Our senior notes are senior debt securities that rank equally with all of our other unsecured senior indebtedness. Our subordinated notes are subordinated debt securities that are subordinate and junior in right of payment to all of our other unsecured senior indebtedness.

   Payment of principal of the subordinated notes or of our other subordinated indebtedness may not be accelerated in the case of a default in the payment of amounts due under those notes or a default in the terms of our other obligations under the applicable Indenture.

   The Indentures do not limit the aggregate amount of Debt Securities that we may issue thereunder. Accordingly, we may issue Debt Securities from time to time in one or more series up to the aggregate initial offering price authorized for the particular series. We also may issue, without the consent of the registered holders of the notes, medium-term notes that are part of the same series as the notes or other Debt Securities under the Indentures. The Indentures also allow us to "reopen" or later increase the principal amount of a series of notes without notice to the holders of the notes by selling additional notes or other Debt Securities having the same terms as previously issued notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single series with the previously issued notes. The IRS recently issued final regulations addressing whether additional debt instruments issued in a reopening will be considered part of the same series as the previously issued debt instrument for United States federal income tax purposes. See "United States Taxation."

   Each note will be offered on a continuous basis and will mature on a Business Day nine months or more from the date of issue. A "Business Day" means any weekday that is (1) not a legal holiday in New York, New York or Charlotte, North Carolina, (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed and (3) a London Banking Day if that note is a LIBOR Note. A "London Banking Day" is any day on which commercial banks are open for business (including dealings in LIBOR currency) in London, England.

   The notes are not subject to any sinking fund.

Book-Entry System

   We will issue each note in book-entry form only. This means that we will not issue actual notes or certificates to each holder. Instead, the notes will be in the form of a Global Note held in the name of The Depository Trust Company ("DTC"). In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

   Notes will not be issued in certificated form unless:

   . DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

   . we make a decision to permit notes to be issued in certificated form and notify the Trustee of that decision.

   No service charge will be made for any registration of transfer or exchange of notes issued in certificated form, but we may require payment of a sum sufficient to cover any related tax or other governmental charges.

Paying Agent, Security Registrar, Transfer Agent and Calculation Agent

   Until the notes are paid, we will maintain a paying agent, security registrar, transfer agent and calculation agent for the notes. Initially, the Trustee serves in each of these capacities.

Payment of Principal and Interest

   We will pay principal, premium, if any, and interest on notes in book-entry form in accordance with the arrangements then in place between the paying agent and DTC and its nominee, as holder. We will pay interest on notes in certificated form on each interest date other than the maturity date, if any, by check mailed to the holders of the notes on the applicable record date at the address appearing on our records. We will pay principal, premium, if any, and interest payable at the maturity date of a note in certificated form by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the applicable Trustee or paying agent.

   The pricing supplement will specify certain terms of the notes being offered, including:

   . whether the note is a Fixed Rate Note, a Floating Rate Note, an Original
     Issue Discount Note, an Amortizing Note or an Indexed Note;

   . the method of determining and paying interest, including the interest rate basis or bases, the initial interest rate (if any), interest reset dates, payment dates, the Index Maturity and any maximum or minimum rate of interest;

   . any Spread or Spread Multiplier; and

   . the method for the calculation and payment of principal and premium (if any).

   The "Index Maturity" is the period to maturity of the instrument with respect to which the interest rate basis is calculated. The "Spread" is the number of basis points to be added to or subtracted from the related interest rate index applicable to a note. The "Spread Multiplier" is the percentage of the related interest rate basis or bases applicable to a floating rate note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate.

  Fixed Rate Notes

   The pricing supplement for Fixed Rate Notes will describe a fixed interest rate payable semi-annually in arrears. Interest on Fixed Rate Notes is computed on the basis of a 360-day year of twelve 30-day months. If the maturity date of any note or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.

  Floating Rate Notes

   Each Floating Rate Note will have an interest rate basis or formula, which may be based on:

   . the CD rate;

   . the CMT rate;

   . the Commercial paper rate;

   . the Federal Funds rate;

   . LIBOR;

   . the Prime rate;

   . the Treasury rate; or

   . another negotiated interest rate basis or formula.

   A description of each of these interest rate bases is included in this prospectus supplement beginning on page S-12.

   Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for that Floating Rate Note.

   Interest Reset Dates. The interest rates on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Reset Date"), and the period between Interest Reset Dates will be the "Interest Reset Period." The Interest Reset Dates will be, in the case of Floating Rate Notes which reset:

   . daily -- each Business Day;

   . weekly (for notes other than Treasury Rate Notes) -- the Wednesday of each week;

   . weekly (Treasury Rate Notes) -- the Tuesday of each week;

   . monthly -- the third Wednesday of each month;

   . quarterly -- the third Wednesday of March, June, September and December of each year;

   . semi-annually -- the third Wednesday of each of the two months specified in the applicable pricing supplement; and

   . annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement;

provided, however, that, the rate of interest on Floating Rate/Fixed Rate Notes will not reset after the particular Fixed Rate commencement date.

   The pricing supplement describes the initial interest rate or interest rate formula for each note. That rate is effective until the first Interest Reset Date. After that time, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. However, no change will be made in the interest rate during the 10 days before the maturity date.

   If any Interest Reset Date for any Floating Rate Note does not fall on a Business Day, that particular Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note for which LIBOR is an applicable Interest Rate Basis and for which that Business Day falls in the next succeeding calendar month, the particular Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note for which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date falls on an Interest Reset Date, the particular Interest Reset Date will be postponed until the next succeeding Business Day.

   Interest Determination Dates. The interest rate applicable to an Interest Reset Period that commences on the related Interest Reset Date will be determined by reference to the applicable Interest Rate Basis as of the particular "Interest Determination Date," which will be:

   . with respect to the Federal Funds Rate and the Prime Rate -- the Business
     Day immediately preceding the related Interest Reset Date;

   . with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate -- the second Business Day preceding the related Interest Reset Date;

   . with respect to LIBOR -- the second London Banking Day preceding the related Interest Reset Date;

   . with respect to the Treasury Rate -- the day in the week in which the related Interest Reset Date falls, on the day Treasury bills are normally auctioned (i.e., Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be the preceding Friday; and

   . with respect to an Indexed Note, the interest rate of which is determined with reference to two or more Interest Rate Bases -- the latest Business Day that is at least two Business Days before the related Interest Reset Date for the applicable Indexed Note on which each interest rate basis is determined.

   Interest Payments. The interest payment dates will be, in the case of Floating Rate Notes which reset:

   . daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the pricing supplement;

   . quarterly -- the third Wednesday of March, June, September and December of each year;

   . semi-annually -- the third Wednesday of the two months of each year specified in the pricing supplement;

   . annually -- the third Wednesday of the month of each year specified in the pricing supplement; and

   . at maturity, redemption or repurchase.

   Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the Interest Payment Date or the maturity date, as the case may be. However, interest payments on Floating Rate Notes which reset daily or weekly will include interest accrued from, and excluding, the last Regular Record Date to and including, the Regular Record Date for the applicable Interest Payment Date, except that the first interest payment due will include interest from the issue date and the interest payment due on the maturity date will include interest accrued to, but excluding, the maturity date.

   A "Regular Record Date" is the date on which a note must be held by the holder in order to receive an interest payment on the next Interest Payment Date. The record date for any Interest Payment Date is 15 calendar days prior to that Interest Payment Date.

   Interest on a note will be payable beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and no additional interest will accrue in respect of the payment made on that next succeeding Business Day. However, for LIBOR Notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day. If the maturity date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that note will be paid on the next Business Day, and no interest will accrue from and after the maturity date.

   Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

   CD Rate Notes. The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that Interest Determination Date under the heading "CDs (secondary market)".

   The following procedures will be followed if the CD Rate cannot be determined as described above:

   . If the above rate is not published in H.15(519) by 3:00 P.M., New York
     City time, on the calculation date, the CD Rate will be the rate on that Interest Determination Date for negotiable U.S. dollar certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)".

   . If that rate is not published by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity described in the pricing supplement. The calculation agent will select the three dealers referred to above.

   . If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

   "H.15(519)" means the weekly publication entitled "Federal Reserve Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of H.15(519), available through the internet site of the Board of Governors of the Federal Reserve System at http://federal reserve.gov/releases/h15/update or any successor site or publication.

   CMT Rate Notes. The "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the calculation date for that Interest Determination Date under the caption " . . Treasury Constant Maturities . . Federal Reserve Board Release
H.15 . . Mondays Approximately 3:45 P.M.," under the column for the Index Maturity described in the pricing supplement for:

      (i) if the Designated CMT Telerate Page is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any page as may replace that page on that service), such Interest Determination Date; or

      (ii) if the Designated CMT Telerate Page is displayed on Bridge Telerate, Inc. (or any successor service) on page 7052 (or any page as may replace that page on that service) ("Telerate Page 7052"), the week, or the month ended immediately preceding the week in which the related Interest Determination Date occurs.

   The following procedures will be used if the CMT Rate cannot be determined as described above:

   . If the rate is not displayed on the relevant page by 3:00 P.M., New York
     City time, on the calculation date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity, as published in H.15(519).

   . If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

   . If that information is not provided by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market closing offer side prices, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City. The calculation agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year.

   . If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least $100,000,000.

   . If three or four, but not five Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

   . If fewer than three Reference Dealers selected by the calculation agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.

   "Designated CMT Telerate Page" means the display page on the Bridge Telerate, Inc. specified in a pricing supplement (or any other replacement page displaying Treasury Constant Maturity as reported in H.15(519)). If no such page is specified in the pricing supplement, the Designated CMT Telerate Page shall be Telerate Page 7052 for the most recent week.

   Commercial Paper Rate Notes. The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper -- Nonfinancial".

   The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

   . If the above rate is not published in H.15(519) by 3:00 P.M., New York
     City time, on the calculation date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial."

   . If that rate is not published in H.15 Daily Update by 3:00 P.M., New York
     City time, on the calculation date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

   . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

   "Money Market Yield" is a yield calculated in accordance with the following formula:

Money Market        D X 360
   Yield         -------------
             =   360 - (D X M) X   100

where "D" refers to the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   Federal Funds Rate Notes. The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that Interest Determination Date under the heading "Federal Funds (Effective)" and/or displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) ("Telerate Page 120").

   The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

   . If the above rate is not published in H.15(519) by 3:00 P.M., New York
     City time, on the calculation date or does not appear on Telerate Page 120, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source for the purposes of displaying the applicable rate, under the caption "Federal Funds (Effective)".

   . If that rate is not published in H.15 Daily Update by 3:00 P.M., New York
     City time, on the calculation date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight federal funds quoted by three leading brokers of Federal Funds transactions in New York City, selected by the calculation agent, as of 9:00 A.M., New York City time, on that Interest Determination Date.

   . If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

   LIBOR Notes. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

   . If "LIBOR Telerate" is specified in the pricing supplement, LIBOR will be the rate for deposits in the LIBOR currency having the Index Maturity described in the pricing supplement on the applicable Interest Determination Date, as such rate appears on the designated LIBOR page as of 11:00 A.M., London time, on that Interest Determination Date.

   . If "LIBOR Reuters" is described in the pricing supplement, LIBOR will be the average of the offered rates for deposits in the LIBOR currency having the Index Maturity described in the pricing supplement on the applicable Interest Determination Date, as such rates appear on the designated LIBOR page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the designated LIBOR page.

If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the designated LIBOR page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

   On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable designated LIBOR page, the calculation agent will determine LIBOR as follows:

   . LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR currency having the Index Maturity described in the pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

   . If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the calculation agent at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans to leading European banks in the LIBOR currency having the Index Maturity designated in the pricing supplement on the Interest Determination Date and in a principal amount that is representative for a single transaction in that market at that time. The calculation agent will select the three banks referred to above.

   . If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.

   "Principal Financial Center" is generally the capital city of the country of the specified LIBOR Currency; however, for U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Italian lire and Swiss francs, the "Principal Financial Center" is New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Milan and Zurich, respectively.

   Prime Rate Notes. The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the calculation date for that Interest Determination Date under the heading "Bank Prime Loan".

   The following procedures will be followed if the Prime Rate cannot be determined as described above:

   . If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the Prime Rate will be the rate as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan."

   . If the rate described above does not appear in H.15(519), H.15 Daily
     Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the Prime Rate based on the rates as they appear on the Reuters screen US PRIME 1. If at least one rate, but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in New York City selected by the calculation agent.

   . If fewer than two rates appear on the Reuters screen as US Prime 1, then the Prime Rate will be the average of the Prime Rates furnished in New York City by the appropriate number of substitute banks or trust companies (all organized under the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent, on the Interest Determination Date.

   . If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

   "Reuters screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

   Treasury Rate Notes. The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the pricing supplement, as published in H.15(519) by 3:00 P.M., New York City time, on the calculation date for that Interest Determination Date under the heading "U.S. Government Securities--Treasury bills--auction average (investment)" and/or displayed on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) ("Telerate Page 56") or page 57 (or any other page as may replace that page on that service) ("Telerate Page 57").

   The following procedures will be followed if the Treasury Rate cannot be determined as described above:

   . If the rate is not published in H.15(519) by 3:00 P.M., New York City time, or displayed on Telerate Page 56 or Telerate Page 57 on the calculation date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury on the calculation date.

   . If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held on the Interest Determination Date, then the calculation agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the pricing supplement.

   . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

  Original Issue Discount Notes

   We may issue original issue discount notes (including zero coupon notes) ("OID Notes") which are notes issued at a discount from the principal amount payable at the maturity date. There may not be any periodic interest payments on OID Notes. For these notes, interest normally accrues during the life of the notes and is paid at the maturity date or upon earlier redemption. Upon an acceleration of the maturity of an OID Note, the amount payable is determined in accordance with the terms of the note as described in the pricing supplement. That amount is normally less than the amount payable at the maturity date.

  Amortizing Notes

   We may issue Amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of the notes. Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. The pricing supplement for an Amortizing Note will include a table setting forth repayment information.

  Indexed Notes

   We may issue notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of notes, which we call "Indexed Notes", are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese Yen, or the price of a barrel of West Texas intermediate crude oil. The formula for calculating the amount of interest or principal payments, as well as the indexed item that will be used, will be included in the pricing supplement.

   The following are examples of types of Indexed Notes:

   . Notes with a maturity of seven years that pay zero interest, but provide a principal payment at maturity equal to the face amount of the notes plus an additional amount equal to (a) the face amount (or a specified portion of the face amount) multiplied by (b) the percentage that the indexed item has increased during the term of the notes.

   . Notes with a maturity of five years and a face amount equal to the price of the common stock of a publicly traded corporation on the issuance date. You will receive a stated fixed rate of interest that will be significantly higher than the dividend yield of that corporation's common stock as of the date of issuance of the notes. At maturity, you will receive a principal amount equal to the price of the common stock as of five business days prior to the maturity date. That principal amount may be higher or lower than the face amount of the notes. However, no matter how high the price of the common stock has risen, the principal amount that you receive on the maturity date may or may not be limited to the face amount of the notes.

   . Notes with a maturity of five years that pay a rate of interest that is 0.40% per year greater than the interest rate that you would earn if at the same time you had purchased conventional notes issued by us with the same maturity. In addition, the principal payment at maturity will be equal to the face amount only if there is no default on any of four investment grade, publicly traded corporate bonds (each with a different issuer) that will be specified in the pricing supplement.

   If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the pricing supplement, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

   We may issue renewable notes which are notes which will automatically renew at their maturity date unless the holder of the renewable note elects to terminate the automatic extension feature by giving notice in the manner described in the pricing supplement.

   The holder of the renewable note must give notice of termination at least 15 but not more than 30 days prior to the renewal date. The holder of a renewable note may terminate the automatic extension for less than all of their renewable notes only if the terms of the note specifically permit partial termination. An election to terminate the automatic extension of any portion of the renewable note is not revocable and will be binding on the holder of the note. If the holder elects to terminate the automatic extension of the maturity of the note, the holder will become entitled to the principal and interest accrued up to the renewal date. The pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

   If a note is represented by a Global Note, DTC or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension provisions of a particular note, the beneficial owner of the note must instruct the broker or other DTC participant through which it holds an interest in the note to notify DTC of its desire to terminate the automatic extension of the note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

   We may issue extendible notes which are notes for which the stated maturity date may be extended at our option for one or more whole year periods, up to but not beyond a final maturity date described in the pricing supplement.

   We may exercise our option to extend the extendible note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the extendible note, the Trustee (or paying agent) will mail (at least 40 days prior to the maturity date) a notice to the registered holder of the extendible note informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of such notice, the maturity of the extendible note will be extended automatically as set forth in the notice.

   However, we may, not later than 20 days prior to the maturity date of an extendible note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the extension period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the note. The notice will be irrevocable.

   If we elect to extend the maturity of an extendible note, the holder of the note will have the option to instead elect repayment of the note by us on the then effective maturity date. In order for an extendible note to be repaid on the maturity date, we must receive, at least 15 but not more than 30 days prior to the maturity date:

      (1) the note with the form "Option to Elect Repayment" on the reverse of the note duly completed; or

      (2) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the telegram, telex, facsimile transmission or letter; provided, however, that the telegram, telex, facsimile transmission or letter shall only be effective if the note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an extendible note for less than the aggregate principal amount of the note then outstanding if the principal amount of the note remaining outstanding after repayment is an authorized denomination.

   If a note is represented by a Global Note, DTC or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Warrants and Units

   We may issue notes paired with Warrants and with Units (which may consist of a combination of notes, other Debt Securities and Warrants). A description of the Warrants and Units to be issued with notes will be included in the pricing supplement.

Redemption

   The pricing supplement will indicate whether we may redeem the notes prior to their stated maturity date. If we may redeem the notes prior to their stated maturity date, the pricing supplement will describe the redemption price and method for redemption.

Repayment

   The pricing supplement will indicate whether the notes can be repaid at the holder's option prior to their stated maturity date. If the notes may be repaid prior to maturity, the pricing supplement will indicate the cost to repay the notes and the procedure for repayment.

Repurchase

   We may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase notes in this manner, we have the discretion to either hold, resell or surrender the notes to the applicable Trustee for cancellation.

                            UNITED STATES TAXATION

   The following is a summary of the principal United States federal income tax consequences relating to your purchase, ownership and sale of notes. It is based upon the relevant laws and rules which are now in effect and as they are currently interpreted. However, these laws and rules may be changed at any time. This discussion does not deal with the federal tax consequences applicable to all categories of investors. In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions or tax-exempt entities. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as holders of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

   The federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor for the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

   This discussion is divided into four sections. The section entitled "United States Holders," applies to you only if you are a "United States person." If you are a United States person, you should read the section entitled "United States Holders". If you are not a United States person, you should read the section captioned "Non-United States Holders". All of you should read the section entitled "Backup Withholding and Information Reporting," and the section entitled "State and Local Taxation".

United States Holders

  Payment of Interest

   Interest on a note generally is taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method for tax purposes. However, special rules apply to the treatment of interest on a note that is issued with "Original Issue Discount." These special rules are described below in the subsections entitled "Original Issue Discount."

  Purchase, Sale and Retirement of Notes

   Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your tax basis in the note.

   Your tax basis in a note initially is your cost for the note. This amount is increased by any "original issue discount" or "market discount" previously included by you in income for the note and is decreased by the amount of any "bond premium" you previously amortized, and the amount of any payment (other than a payment of "qualified stated interest") you have received for the note. Gain or loss realized by you on the sale, exchange, retirement or other disposition of a note generally will be a long-term capital gain or loss if the note has been held for more than one year. However, any gain that represents market discount that you have not previously included in income will instead be ordinary income. The terms "market discount" and "bond premium" are defined in the next two paragraphs. "Original issue discount" and "qualified stated interest" are discussed in the subsection below entitled "Original Issue Discount".

   If your tax basis for a note is less than its principal amount, the note may have "market discount." In general, if you realize gain on the disposition or repayment of principal of a note, that gain is treated as ordinary income rather than capital gain to the extent of the market discount accrued while you held the note. However, you instead may elect to accrue market discount into income on a current basis. If you elect to accrue market discount currently, the election will apply to all market discount obligations you acquired during the first taxable year for which you made the election. Once you make that election, you may not revoke it without the consent of the IRS. Market discount will be treated as accruing on a straight-line basis or, at your election, based on a constant interest method. You should be aware that if you do not elect to include market discount on a current basis, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness you incur or purchase or carry any note having market discount until the maturity date of the note, or until you dispose of the note in a taxable transaction.

   If your tax basis for a note is greater than its principal amount, the note may have "bond premium." You may elect to amortize that bond premium as an offset to the interest income you report over the remaining life of the note under a constant interest method. However, if we may redeem the note at a price greater than its principal amount, special rules would apply that could require you to defer the amortization of some bond premium until later in the term of the note. If you do not elect to amortize bond premium, the bond premium is a capital loss when the bond matures or when you sell it.

   If a note provides for contingent payments (as in the case of certain Indexed Notes), special rules may apply to the treatment of the note. Under those rules, any gain you realize when you sell or dispose of a note will be ordinary income if the contingencies relating to the payments are unresolved at the time of disposition and some or all of any loss may be ordinary. Different rules also may apply to the treatment of market discount, premium and the calculation of your tax basis for the note. If a note will provide for contingent payments, these rules will be discussed in greater detail in the pricing supplement.

  Original Issue Discount

   Some of your notes may be issued with original issue discount ("OID"). For tax purposes, OID is the excess of the "stated redemption price at maturity" of a debt instrument over its "issue price", if that excess equals or exceeds 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity or weighted average maturity in the case of installment obligations (the "OID de minimis amount"). The "stated redemption price at maturity" of a note is the sum of all payments required to be made on the note other than "qualified stated interest" payments. The "issue price" of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to Floating Rate Notes, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), and if the greater of either the reduction in interest on that note or the excess of the stated principal amount over its issue price exceeds the OID de minimis amount, then some or all of the stated interest will not be qualified stated interest.

   You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for tax purposes). If you hold a note with OID (an "OID Note") with a maturity of more than one year, you may be required to include OID in income before you receive the associated cash payment, regardless of your accounting method for tax purposes. If you are an initial purchaser of an OID Note, the amount of the OID you should include in income is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID Note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the "adjusted issue price" of the OID Note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and
(2) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the sum of the issue price of the OID Note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

   If you are not an initial purchaser of an OID Note and you purchase an OID Note for greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID Note after the purchase date other than payments of qualified stated interest, you will have purchased the OID Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

   Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on a note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

  Renewable Notes, Floating Rate Notes, Extendible Notes and Indexed Notes

   Special United States federal income tax rules for Renewable Notes, Floating Rate Notes, Extendible Notes or Indexed Notes will be discussed in the pricing supplements.

  Reopenings

   The IRS recently issued final regulations regarding whether additional debt instruments issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for tax purposes. The new regulations apply to reopenings after March 12, 2001. Except as provided in a pricing supplement, we expect that additional notes issued by us in any reopening after March 12, 2001 will be issued such that they will be considered part of the original issuance to which they relate.

Non-United States Holders

   This section discusses the principal United States tax consequences applicable to Non-United States Holders of purchasing, owning and selling notes.

   Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to United States federal withholding tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership, (3) you are a bank extending credit pursuant to a loan agreement in the ordinary course of your trade or business or (4) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a Non-United States person and provide your name and address, or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "financial institution") and holds the note does not certify to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a Non-United States person and furnishes us with a copy of the statement.

   If you are in a trade or business in the United States and interest, including any OID, on the note is effectively connected with the conduct of your trade or business, you may be subject to United States federal income tax on that interest and any OID in the same manner as if you were a United States person. You should read the material under the heading "United States Holders," for a description of the United States tax consequences of purchasing, owning and selling notes. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form W-8ECI to claim an exemption from United States federal withholding tax.

   You will not be subject to United States federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if (1) the gain is not effectively connected with a United States trade or business carried on by you, and (2) you are an individual, and you are not present in the United States for 183 days or more in the taxable year of the retirement or disposition.

Backup Withholding and Information Reporting

   The payment of principal and interest and the accrual of OID, if any, are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting means that the payment is required to be reported to you and to the IRS. Backup withholding means that the payor is required to collect and deposit 31% of your payment with the IRS as a tax payment on your behalf.

   If you are a United States person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your federal income tax return or if you do not certify that you have not underreported your interest and dividend income. If you are not a United States person, backup withholding and information reporting will not apply to payments made to you if you have provided the required certification that you are a Non-United States person, as described under the heading "Non-United
States Holders," or you otherwise establish an exemption (provided that the payor does not have actual knowledge that you are a United States person or that the conditions of any exemption are not satisfied).

   In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee or other dealer is a United States person, the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), a controlled foreign corporation for United States tax purposes, a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a United States trade or business, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) will generally be required with respect to payments made to you unless the broker has documentation of your foreign status and the broker has no actual knowledge to the contrary (or you otherwise establish an exemption from information reporting).

   Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-United States status or otherwise establish an exemption from information reporting and backup withholding.

   Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your United States federal income tax liability.

State and Local Taxation

   You may be subject to state or local taxation in various state or local jurisdictions, including those in which you transact business or reside. It is important that you consult your own tax advisor regarding the effect of state and local tax laws on the purchase, ownership or sale of the notes.

                             PLAN OF DISTRIBUTION

   We may sell the notes (1) through agents who solicit offers to purchase the notes, (2) through agents purchasing as principal and acting as underwriters or dealers or (3) directly to investors.

Distribution Through Agents

   We may sell the notes on a continuing basis through agents that become parties to a Distribution Agreement, a form of which is filed as an exhibit to our registration statements (the "Distribution Agreement"). Each agent's obligations are separate and several from those of any other agent. Each agent will use best efforts when requested by us to solicit purchases of the notes. We will pay each agent a commission to be negotiated at the time of sale. The commission may range from .125% to .750% of the principal amount of each note sold through that agent. We will receive from 99.875% to 99.250% of the principal amount of each note, before deducting a portion of the aggregate offering expenses of approximately $600,000.

Distribution Through Underwriters

   We also may sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

   The agents may sell any notes they have purchased as principal to any dealer at a discount. The discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Any note sold to an agent as principal is purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .125% to .750% of that principal amount. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. After the initial public offering of any notes, the public offering price and discount may be changed.

Direct Sales

   We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

General Information

   The name of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, will be set forth in the pricing supplement. As of the date of this prospectus supplement, the agents include Banc of America Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc.

   We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it.

   Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the agents for certain expenses.

   We also may accept offers to purchase notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases by agents under the Distribution Agreement.

   We do not intend to list the notes on any securities exchange. The agents have advised us that they may purchase and sell the notes in the secondary market from time to time. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

   In connection with certain offerings of the notes purchased by one or more agents as principal on a fixed offering price basis, agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the agents. A short position may be reduced by buying notes in the open market. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

   The offer and sale of any notes by Banc of America Securities LLC or any of our other affiliates will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm's underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

   Following any initial distribution of the notes, our affiliates may offer and sell the notes in the course of their business as a broker-dealer and may act as principal, agent or remarketing agent. This prospectus supplement may be delivered in connection with effecting such transactions. Any such sales will be made at negotiated prices relating to prevailing market prices at the time of sale.

   Each of the agents or their affiliates provides or has provided investment or commercial banking services to us from time to time in the ordinary course of our business.

PROSPECTUS

 [LOGO] Bank of America

Bank of America Corporate Center
Charlotte, North Carolina 28255
(704) 386-5000

$15,000,000,000

Debt Securities, Warrants, Units, Preferred Stock,
Depositary Shares and Common Stock

We may offer and sell from time to time up to $15,000,000,000 (or the U.S.
  dollar equivalent) of:

   . debt securities

   . warrants to purchase our debt securities or securities of other unaffiliated issuers

   . a combination of securities issued in the form of units

   . preferred stock

   . fractional interests in preferred stock represented by depositary shares

   . common stock.

We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully. The securities described in this prospectus may be denominated in U.S. dollars or a foreign currency as described in the prospectus supplement.

--------------------------------------------------------------------------------

Our debt securities are unsecured and are not savings accounts, deposits or other obligations of a bank. The securities are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission nor the Commissioner of Insurance of the State of North Carolina has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                The date of this prospectus is August 5, 1999.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered will also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 32 of this prospectus.

   You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or similar references mean Bank of America Corporation.

                          BANK OF AMERICA CORPORATION

General

   Bank of America Corporation is the successor issuer to NationsBank Corporation ("NationsBank"). On September 25, 1998, NationsBank was reincorporated from North Carolina to Delaware. On September 30, 1998, BankAmerica Corporation, a Delaware corporation ("BA"), was merged with and into NationsBank, with NationsBank as the surviving corporation in the merger. Upon completion of the merger, NationsBank changed its name to "BankAmerica Corporation." On April 28, 1999, we changed the name of our company to "Bank of America Corporation."

   We are a multi-bank holding company registered under the Bank Holding Company Act of 1956. Our principal assets are the shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diverse range of banking and nonbanking financial services and products throughout the United States and in selected international markets.

   We, and our subsidiaries, are subject to supervision by United States federal and state banking and other regulatory authorities.

Business Segment Operations

   We report the results of our operations through four business segments: (1) Consumer Banking, (2) Commercial Banking, (3) Global Corporate and Investment Banking and (4) Principal Investing and Asset Management.

   Our Consumer Banking segment provides comprehensive retail banking services to individuals and small businesses through multiple delivery channels, including approximately 4,700 banking centers and 14,000 automated teller machines. These banking centers and automated teller machines are located principally throughout our franchise and serve approximately 30 million households in 21 states and the District of Columbia. This segment also provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and personal computer, student lending and certain insurance services. The consumer finance component provides mortgage, home equity and automobile loans to consumers, retail finance programs to dealers and lease financing to purchasers of new and used cars.

   Our Commercial Banking segment provides a wide range of commercial banking services for businesses with annual revenues of up to $500 million. Services provided include commercial lending, treasury and cash management services, asset-backed lending and factoring. Also included in this segment are our commercial finance operations which provide: equipment loans and leases, loans for debt restructuring, mergers and working capital, real estate and healthcare financing and inventory financing to manufacturers, distributors and dealers.

   Our Global Corporate and Investment Banking segment provides a broad array of financial and investment banking products such as capital-raising products, trade finance, treasury management, investment banking, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 37 countries in four distinct geographic regions:
United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, cash management, foreign exchange, leasing, leveraged finance, project finance, real estate, senior bank debt, structured finance and trade services. Our Global Corporate and Investment Banking segment also provides commercial banking services for businesses with annual revenues of $500 million or more. Through a separate subsidiary, Banc of America Securities LLC, Global Corporate and Investment Banking is a primary dealer of United States

Government securities, underwrites and makes markets in equity securities, and underwrites and deals in high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed and asset-backed securities, federal agencies securities and municipal securities. Debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements are also provided through Banc of America Securities LLC. Additionally, our Global Corporate and Investment Banking segment is a market maker in derivative products, which include swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, Global Corporate and Investment Banking takes positions in securities to support client demands and for its own account.

   Our Principal Investing and Asset Management segment includes Asset Management which provides asset management, banking and trust services for high net worth clients both in the United States and internationally through the Private Bank. In addition, this segment provides full service and discount brokerage, investment advisory and investment management, as well as advisory services for our affiliated family of mutual funds. The Principal Investing area includes direct equity investments in businesses and investments in general partnership funds.

Acquisitions and Sales

   As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for bank holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

                                USE OF PROCEEDS

   Unless we describe a different use in a prospectus supplement, we will use net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

   . our working capital needs;

   . investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

   . the possible acquisitions of other financial institutions or their assets or liabilities;

   . the possible acquisitions of or investments in other businesses; and

   . the possible reduction of outstanding indebtedness or the repurchase of our outstanding equity securities.

   We will temporarily invest the net proceeds pending its use. We may, from time to time, engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   Our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for each of the years in the five year period ended December 31, 1998 and for the three months ended March 31, 1999 are as follows:

                                                                 Year Ended
                                                                December 31,        Three Months
                                                          ------------------------     Ended
                                                          1994 1995 1996 1997 1998 March 31, 1999
                                                          ---- ---- ---- ---- ---- --------------
Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits.......................... 2.4  2.3  2.3  2.2  1.8       2.3
 Including interest on deposits.......................... 1.6  1.5  1.6  1.6  1.4       1.6

Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends:
 Excluding interest on deposits.......................... 2.2  2.1  2.2  2.2  1.8       2.3
 Including interest on deposits.......................... 1.6  1.5  1.5  1.5  1.4       1.6

   . The consolidated ratio of earnings to fixed charges is calculated as follows:

     net income before taxes + fixed charges - equity in undistributed earnings or losses of unconsolidated subsidiaries
      ------------------------------------------------------------
                                  fixed charges

   . The consolidated ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

     net income before taxes + fixed charges - equity in undistributed earnings or losses of unconsolidated subsidiaries
      ------------------------------------------------------------
              fixed charges + preferred stock dividend requirements

   Fixed charges consist of:

   . interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other,

   . amortization of debt discount and appropriate issuance costs, and

   . one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

   Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                              REGULATORY MATTERS

   The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies and banks and specific information about us and our subsidiaries. Federal regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than stockholders or creditors.

General

   As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System. Our bank subsidiaries are subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency. Because bank deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), our bank subsidiaries are also subject to that agency's regulations. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability to influence the economy.

   As a bank holding company, we are also subject to regulation under the Bank Holding Company Act of 1956 (the "BHCA"), and to the BHCA's examination and reporting requirements. Under the BHCA, bank holding companies generally may not acquire direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking.

Interstate Banking

   Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but is subject to any state requirement that the banks have been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, before or after the proposed acquisition, controls no more than 10 percent of the total amount of deposits of insured depository institutions in the United States and no more than 30 percent, or such lesser or greater amount set by state law, of such deposits in that state.

   The Interstate Banking and Branching Act also authorizes, subject to certain restrictions, banks to merge across state lines and to create interstate branches. The Interstate Banking and Branching Act also permits a bank to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such branching. To the extent permitted under these laws, we plan to consolidate our banking subsidiaries, other than our limited purpose credit card bank, into a single bank. As of July 23, 1999, we operate one interstate bank, Bank of America, N.A., headquartered in Charlotte, North Carolina, with domestic offices primarily in Arizona, Arkansas, California, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Maryland, Missouri, Nevada, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington and the District of Columbia. We also operate separate banks in Arizona and California. In addition, we have a federal savings bank headquartered in Portland, Oregon with branch offices in several states. As previously described, we regularly evaluate merger and acquisition opportunities and anticipate that we will continue that practice.

Capital and Operational Requirements

   The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, based on its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt and the allowance for credit losses up to 1.25 percent of risk weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without the prior approval by the Federal Reserve and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50 percent of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4 percent and the minimum total capital ratio is 8 percent. Our Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1999 were 7.40 percent and 11.17 percent, respectively. At March 31, 1999, we did not have any subordinated debt that qualified as Tier 3 capital.

   The leverage ratio is determined by dividing Tier 1 capital by adjusted quarterly average total assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3 percent. Our leverage ratio at March 31, 1999 was 6.47 percent. We believe that we meet the leverage ratio requirement.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

   Banking regulatory agencies have adopted regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Under those regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. Under these guidelines, our banks are considered well capitalized.

   Banking agencies have also adopted final regulations which mandate that regulators take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position); (c) risks from non-traditional activities, as well as an institution's ability to manage those risks; and (d) market risk in connection with trading activity, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination.

Dividends

   Our funds for cash dividends to stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from our banks. Those subsidiaries are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment. The ability to pay dividends also may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA. Our rights, and the rights of our stockholders and creditors, to participate in any distribution of the assets or earnings of our banks is further subject to the prior claims of creditors of those entities.

Source of Strength

   According to Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks. This support may be required at times when we are not able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provides that if the FDIC suffers or anticipates a loss as a result of a default by one of our banking or thrift subsidiaries or by providing assistance to a subsidiary in danger of default, then the other bank or thrift subsidiaries may be assessed for the FDIC's loss.

Changes in Regulations

   Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. At the present time, Congress is considering legislation that would increase the permissible scope of securities and insurance activities in which a bank holding company or its affiliates may engage. We cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on us and our subsidiaries.

                             PLAN OF DISTRIBUTION

   We may sell securities to or through underwriters or dealers, through agents or directly to other purchasers. The underwriters, dealers or agents may be Banc of America Securities LLC or any of our other affiliates. Each prospectus supplement will state the terms of the securities to be offered, including the names of any underwriters or agents, the public offering or purchase price of the securities and the net proceeds we will receive from the sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and if the securities will be listed on a securities exchange or exchanges, the identity of any exchange.

   Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. If an underwriting syndicate is used, we will list the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and each of the underwriters will be obligated to purchase all of its securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We may offer and sell securities through agents from time to time. We will name any agent involved in the offer and sale of any securities and describe any commissions payable by us to the agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

   We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933 (the "Securities Act") for any resale of the securities. We will describe the terms of any such sales in the prospectus supplement.

   Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

   We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. The type of security, the amount, the price and other significant terms of such delayed delivery contracts will be described in the prospectus supplement. Institutions that may be solicited include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, all as approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the debt securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and (2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters must have purchased the debt securities not sold for delayed delivery. The underwriters and other such persons will not have any responsibility for the validity or performance of such contracts.

   Any underwriter or agent participating in the distribution of the securities may be considered to be an underwriter, as that term is defined in the Securities Act, of the securities being offered and sold. Any discounts or commissions received by them from us and any profit realized by them on the sale or resale of the securities may be considered to be underwriting discounts and commissions under the Securities Act.

   To facilitate offering the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   Since any series of securities offered and sold pursuant to this prospectus may be a new issue with no established trading market, there may not be a liquid trading market for the security.

   Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

   Banc of America Securities LLC is a broker-dealer and one of our subsidiaries. Each initial offering and any remarketing of securities involving Banc of America Securities LLC or any of our other affiliates will be conducted in compliance with the requirements of Rule 2720 of the Conduct

Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in secondary market transactions as part of their business as a broker-dealer. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the securities to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in such transactions. Banc of America Securities LLC will not execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.

                        DESCRIPTION OF DEBT SECURITIES

   We will issue any senior debt securities under an Indenture dated as of January 1, 1995 (the "Senior Indenture") between us and U.S. Bank Trust National Association, as successor Trustee to BankAmerica National Trust Company (the "Senior Trustee"). We will issue any subordinated debt securities under an Indenture dated as of January 1, 1995 (the "Subordinated Indenture") between us and The Bank of New York, Trustee (the "Subordinated Trustee"). We refer to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee collectively as the "Trustees."

   The following summaries of certain significant provisions of the Indentures are not complete and are qualified in their entirety by the provisions of the applicable Indentures, which are exhibits to the Registration Statement and are incorporated herein by reference. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the Indentures.

General

   The total amount of securities that may be offered and sold using this prospectus is limited to the aggregate initial offering price of the securities registered under the Registration Statement. Neither Indenture limits the amount of debt securities that may be issued.

   Debt securities are our direct unsecured obligations and are not obligations of our subsidiaries. The senior debt securities of each series rank equally with all of our other unsecured senior debt. The subordinated debt securities of each series are subordinate and junior in right of payment to our Senior Indebtedness.

   We will issue the debt securities in fully registered form without coupons. The debt securities may be denominated in U.S. dollars or in another currency or currency unit. Any debt securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or a multiple thereof unless otherwise provided in the prospectus supplement. If any of the debt securities are denominated in a foreign currency or currency unit, or if principal or any premium or interest on any of the debt securities is payable in any foreign currency or currency unit, the authorized denominations, as well as any investment considerations, restrictions, tax consequences, specific terms and other information relating to such issue of debt securities and such foreign currency or currency unit, will be stated in the prospectus supplement.

   We may issue debt securities in one or more series with the same or different maturities. We may issue debt securities which provide for an amount less than the stated principal amount to be paid upon an acceleration of its maturity (each an "Original Issue Discount Security"). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount below their stated principal amount. Certain debt securities may be deemed to be issued with original issue discount for United States

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Federal income tax purposes. If we issue debt securities with original issue discount, we will discuss the Federal tax implications in the prospectus supplement.

   Each prospectus supplement will describe the terms of any debt securities we issue. The terms may include:

   . the title and type of the debt securities;

   . any limit on the aggregate principal amount of the debt securities;

   . the person to whom interest is payable if other than the owner of the debt securities;

   . the date or dates on which the principal of the debt securities will be payable;

   . the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

   . the interest payment dates, the regular record dates for the interest payment date, and the date interest will begin to accrue;

   . the place or places where payments may be made on the debt securities and the place or places where the debt securities may be presented for registration of transfer or exchange;

   . any date or dates after which the debt securities may be redeemed or purchased in whole or in part at our option or the option of the noteholder pursuant to any sinking fund or other redemption provision and the periods, prices, terms and conditions of such redemption or purchase;

   . if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity;

   . the currency of principal and any premium and interest payments on the debt securities, if other than U.S. currency;

   . any index used to determine the amount of principal, premium and interest payments on the debt securities;

   . if the debt securities will be issued in other than book-entry form;

   . the identification or method of selecting any interest rate calculation agents, exchange rate calculation agents or any other agents for the debt securities;

   . if either the defeasance (Section 14.02) or covenant defeasance (Section
     14.03) sections of the Indentures are not applicable to the debt securities; and

   . any provision relating to the extension or renewal of the maturity date of the debt securities.

   Our ability to make payments of principal and any premium and interest on the debt securities may be affected by the ability of our bank and nonbank subsidiaries to pay dividends. Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory requirements and capital guidelines. See "Regulatory Matters."

   Neither Indenture contains provisions protecting noteholders against a decline in credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness or our restructuring. If our credit quality declines as a result of such an event, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

Reopenings

   We have the ability to "reopen," or later increase, the principal amount of a series of debt securities offered and sold by us without notice to the noteholders by selling additional debt securities with the same terms.


                                      11

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Conversion

   We may issue debt securities that are convertible, at either our or the noteholder's option, into our preferred stock, depositary shares, common stock or other debt securities. If this is the case, the prospectus supplement will describe that conversion ability and its terms such as:

   . the periods during which conversion may be elected;

   . the conversion price payable and the number of shares or amount of preferred stock, depositary shares, common stock or other debt securities that may be purchased upon conversion, and any adjustment provisions; and

   . the procedures for electing conversion.

Exchange, Registration and Transfer

   Subject to the terms of the applicable Indenture, debt securities of any series, other than debt securities issued in book-entry form, may be exchanged at the option of the noteholder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denominations.

   Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent designated and maintained by us. The prospectus supplement will include the name of the transfer agent. The security registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. At any time, we may designate additional transfer agents for any series of debt securities.

   We will not be required to (1) issue, exchange or register the transfer of any debt security of any series to be redeemed for a period of 15 days after the selection of the debt securities to be redeemed; or (2) exchange or register the transfer of any debt security that was selected, called or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

   For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "Registration and Settlement."

Payment and Paying Agents

   The principal and any premium and interest on debt securities will be paid at the offices of the paying agents we may designate from time to time. In addition, at our option, payment of any interest may be made by check mailed to the address of the noteholder as recorded in the security register. Interest on a debt security on any interest payment date generally will be paid to the person in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of principal, premium or interest on Global Securities, see "Registration and Settlement."

   We have initially designated the principal corporate trust offices of the Trustees in the City of New York as the places where the debt securities may be presented for payment. At any time we may change paying agents or the designated payment office. Any other paying agents for the debt securities of each series will be named in the prospectus supplement.

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Subordination

   The subordinated debt securities will be subordinated in right of payment to all our Senior Indebtedness. The Subordinated Indenture defines "Senior Indebtedness" as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date and all deferrals, renewals, extensions and refundings of that indebtedness or obligations unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of subordinated debt securities will indicate the aggregate amount of our Senior Indebtedness outstanding at that time and any limitation on the issuance of additional Senior Indebtedness.

   If there is a default or event of default on any Senior Indebtedness that is not remedied and we and the Subordinated Trustee receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or if the Subordinated Trustee receives notice from us, we will not be able to make any principal, premium or interest payments on the subordinated debt securities or repurchase our subordinated debt securities.

   If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization, any principal, premium or interest will be paid to holders of Senior Indebtedness before any holders of Subordinated Indebtedness are paid. In addition, if such amounts were previously paid to the holders of Subordinated Debt or the Subordinated Trustee, the holders of Senior Debt shall have first rights to such amounts previously paid.

   Until all Senior Indebtedness is paid in full, the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Banks

   The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

   . sales of directors' qualifying shares;

   . sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

   . sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

   . any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

                                      13

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   . any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

   A Principal Subsidiary Bank is defined in the Senior Indenture as any Bank with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

Waiver of Covenants

   The holders of a majority in principal amount of the debt securities of all series affected that are outstanding under the Indenture may waive compliance with certain covenants or conditions of the Indentures.

Modification of the Indentures

   We and the applicable Trustee may modify the Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the debt securities of all series at the time outstanding under that Indenture and affected thereby, voting as one class. However, no modification will extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any debt security without the consent of each noteholder. No modification will reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

   In addition, we and the Trustee may execute supplemental indentures in certain limited circumstances without the consent of any holders of outstanding debt securities.

   In determining whether the holders of the required principal amount of the debt securities outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (a) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable at such time upon an event of default, and (b) the principal amount of a debt security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent on the date of original issuance of the debt security.

Meetings and Action by Securityholders

   The Trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the debt securities outstanding of such series upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of debt securities of that series.

Defaults and Rights of Acceleration

   The Subordinated Indenture defines an event of default as our bankruptcy under Federal bankruptcy laws. The Senior Indenture defines an event of default as any one of the following events:

   . our failure to pay principal or premium when due on any securities of a series;

   . our failure to pay interest on any securities of a series, within 30 days after the interest becomes due;

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

   . our breach of any of our other covenants contained in the senior debt securities or the Senior Indenture, that is not cured within 90 days after written notice to us by the Senior Trustee, or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected thereby; and

   . certain events involving our bankruptcy, insolvency or liquidation.

   If an event of default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities are Original Issue Discount Debt Securities, a specified portion of the principal amount of all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities then outstanding or of such series affected may annul the declaration of an event of default and waive past defaults.

   Payment of principal of the subordinated debt securities may not be accelerated in the case of a default in the payment of principal or any premium or interest or the performance of any of our other covenants.

Collection of Indebtedness

   If we fail to pay principal or premium on the debt securities or if we are over 30 days late on an interest payment on the debt securities, the appropriate Trustee can demand that we pay to it, for the benefit of the noteholders, the amount which is due and payable on the debt securities including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the Trustee may take appropriate action, including instituting judicial proceedings. Further, the noteholder may also institute suit to enforce our obligation to make payment of principal, premium or interest due on any debt security regardless of the actions taken by the Trustee.

   The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture but the Trustee will be entitled to receive from the holders reasonable indemnity against expenses and liabilities.

   Periodically, we are required to file with the Trustees a certificate stating that we are not in default with any of the terms of the Indentures.

Notices

   We will provide noteholders any required notices by first-class mail to the addresses of the holders as they appear in the security register.

Concerning the Trustees

   We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and U.S. Bank Trust National Association, and their affiliated entities in the ordinary course of business. Each of the Trustees also serves as trustee for certain series of our outstanding indebtedness under other indentures.

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                                   WARRANTS

Description of Debt Warrants

   We may issue warrants to purchase debt securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any of our other securities and may be attached to or separate from such securities. Debt Warrants will be issued under warrant agreements with a warrant agent designated in the prospectus supplement. The following summary of provisions of the warrant agreement and form of Debt Warrant is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the Debt Warrant. Any warrant agreement will be filed as an exhibit to or incorporated by reference in the Registration Statement.

   If Debt Warrants are offered, the prospectus supplement will describe the terms of the Debt Warrants and the warrant agreement relating to the Debt Warrants, including the following:

   . the offering price;

   . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the Debt Warrants;

   . the currency or currency unit in which the price for the Debt Warrants may be payable;

   . if applicable, the designation and terms of the securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such security;

   . if applicable, the date on and after which the Debt Warrants and the related securities will be separately transferable;

   . the principal amount of debt securities purchasable upon exercise of a Debt Warrant and the price at which, and currency or currency units based on or relating to currencies in which, the principal amount of debt securities may be purchased upon such exercise;

   . the dates the right to exercise the Debt Warrants will commence and expire and if the Debt Warrants are not continuously exercisable any dates the Debt Warrants are not exercisable;

   . if applicable, a discussion of certain Federal income tax consequences;

   . whether the Debt Warrants or related securities will be listed on any securities exchange;

   . whether the Debt Warrants will be issued in global or definitive form; and

   . the warrant agent.

Description of Universal Warrants

   We may issue warrants ("Universal Warrants") to buy or sell securities of an entity unaffiliated with us, to buy a basket of such securities, to buy an index or indices of securities or any combination of those securities, to buy or sell currencies or currency units, or to buy and sell commodities (collectively, the "Exercise Items").

   Universal Warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. The Universal Warrants will be issued under warrant agreements we will enter into with a warrant agent who will be designated in the prospectus supplement. The following summary of certain provisions of the form of Universal Warrant agreement and the Universal Warrants is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Universal Warrant agreement. Any Universal Warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

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   If Universal Warrants are offered, the prospectus supplement will describe the terms of the Universal Warrants and the warrant agreement, including the following:

   . the offering price;

   . the title and aggregate number of such Universal Warrants;

   . the nature and amount of the Exercise Items that such Universal Warrants represent the right to buy or sell;

   . whether the Universal Warrants are put warrants or call warrants;

   . the price at which the Exercise Item may be purchased or sold and the procedures and conditions relating to exercise;

   . whether the exercise price or the Universal Warrant may be paid in cash or by exchange of the Exercise Item or both;

   . the dates the right to exercise the Universal Warrants will commence and expire;

   . if applicable, a discussion of certain Federal income tax consequences;

   . whether the Universal Warrants or related securities will be listed on any securities exchange;

   . whether the Universal Warrants will be issued in global or definitive form;

   . the warrant agent; and

   . any other terms of the Universal Warrants.

Modification

   We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders for the purpose of curing any ambiguity or correcting any inconsistent provision therein or in any other manner we deem necessary or desirable and which will not adversely affect the interests of the holders in any respect. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the owners of a majority of the outstanding unexercised warrants affected. However, any modification to the warrants cannot change the exercise price, reduce the amounts receivable upon exercise cancellation or expiration, shorten the time period during which the warrants may be exercised or otherwise materially and adversely affect the rights of the owners of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected owners.

Enforceability of Rights of Warrantholders; Governing Law

   The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the Warrants. Any record holder or beneficial owner of a warrant may, without anyone else's consent, enforce by appropriate legal action, on its own behalf, its right to exercise the warrant in the manner provided therein or in the warrant agreement. A warrantholder will not be entitled to any of the rights of a holder of the debt securities or other securities purchasable upon the exercise of the warrant before exercising the warrant.

Unsecured Obligations

   The warrants are our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt. Since most of our assets are owned by our subsidiaries, our rights and the rights of our creditors, including warrantholders, to participate in the distribution of assets of any subsidiary upon that

                                      17

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subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors.

                             DESCRIPTION OF UNITS

   Units will consist of one or more warrants and debt securities or any combination thereof. If Units are offered, the prospectus supplement will describe the terms of the Units, including the following:

   . all terms of Units and of the warrants and debt securities, or any combination thereof, comprising the Units, including whether and under what circumstances the securities comprising the Units may or may not be traded separately;

   . a description of the terms of any agreement to be entered into between us and a bank or trust company as unit agent governing the Units; and

   . a description of the provisions for the payment, settlement, transfer or exchange of the Units.

                        DESCRIPTION OF PREFERRED STOCK

General

   We have 100,000,000 shares of preferred stock authorized and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights and other rights as we may determine. We have designated:

   (a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock") of which 1,887,729 shares were issued and outstanding at March 31, 1999;

   (b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Preferred Stock"), of which 8,771 shares were issued and outstanding at March 31, 1999; and

   (c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the "Series BB Preferred Stock"), of which 5,539 shares were issued and outstanding at March 31, 1999.

The Preferred Stock

   General. Any preferred stock sold pursuant to this prospectus will have the general dividend, voting and liquidation preference rights stated below unless otherwise provided in the prospectus supplement. Reference is made to the prospectus supplement for specific terms, including, where applicable:

   . the title and stated value of the preferred stock;

   . the aggregate number of shares of preferred stock offered;

   . the price at which the preferred stock will be issued;

   . the dividend rates or method of calculation, the dividend period and the dates dividends will be payable;

   . whether dividends will be cumulative or noncumulative, and if cumulative, the date the dividends will begin to cumulate;

   . the dates the preferred stock will be subject to redemption at our option, and any redemption terms;

   . any mandatory redemption or sinking fund provisions;

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   . any rights on the part of the stockholder or us to convert the preferred stock into shares of another security; and

   . any additional voting, liquidation, preemptive and other rights, preferences, privileges, limitations and restrictions.

   The description of certain provisions of the preferred stock stated below and in the prospectus supplement is not complete and is qualified in its entirety by reference to the description in our Amended and Restated Certificate of Incorporation, which will describe the terms of the offered preferred stock and be filed with the SEC at or before the time of sale of that preferred stock.

   In addition, we may elect to offer depositary shares evidenced by depository receipts representing a fractional interest in a share of a particular series of the preferred stock issued and deposited with a Depositary.

   The preferred stock ranks senior to our common stock as to the payment of dividends and the distribution of our assets on liquidation, dissolution and winding up. The dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock will be stated in the prospectus supplement.

   The preferred stock, when issued, will be fully paid and nonassessable.

   Dividends. The holders of the preferred stock will be entitled to receive when, as and if declared by us, cash dividends at such rates as will be specified in the prospectus supplement. All dividends will be paid out of our funds that are legally available for such purpose. We will not pay dividends on our other shares nor will we redeem or otherwise acquire for any other consideration or pay into any sinking fund if dividends on any series of preferred stock are in arrears.

   Voting. The holders of preferred stock will not have voting rights, except as required by applicable law or as specifically approved by us and described in the prospectus supplement, with regard to matters submitted to a general vote of our stockholders.

   Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of any series of preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock, as may be stated in the prospectus supplement, an amount equal to the appropriate stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends, if any, through the date of the payment. If the assets and funds to be distributed among the holders of such preferred stock will be insufficient to permit the payment to such holders of the full amount due, then the holders of the preferred stock will share ratably in any distribution of our assets in proportion to the amounts which otherwise would be payable on the shares held by them upon the distribution if all amounts payable on the shares were paid in full.

   The following summary of the ESOP Preferred Stock, Series B Preferred Stock and Series BB Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certificate of Incorporation.

ESOP Preferred Stock

   All shares of ESOP Preferred Stock are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP"). The ESOP
Preferred Stock ranks senior to our common stock, but ranks junior to the Series B Preferred Stock and Series BB Preferred Stock as to dividends and distribution on liquidation. Shares of the ESOP Preferred Stock are convertible into common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to certain customary anti-dilution adjustments.

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   Preferential Rights. The ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe for shares of our capital stock of any class and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

   Dividends. The ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay or set apart for payment any dividend on any other series of stock ranking equally with the ESOP Preferred Stock as to dividends unless declared and paid, or set apart for payment like dividends on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. We generally may not declare, pay or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, or, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of our capital stock ranking junior to the ESOP Preferred stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.

   Voting Rights. The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of common stock and votes together with the holders of common stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of the shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest whole vote.

   Distributions. In the event of our voluntary or involuntary dissolution, liquidation or winding-up, the holder of the ESOP Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, subject to the rights of the holders of any Preferred Stock ranking senior to or equally with the ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of common stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon our voluntary or involuntary dissolution, liquidation or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of our assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation or winding-up of our affairs.

   Redemption. The ESOP Preferred Stock is redeemable, in whole or in part, at our option, at any time. The redemption price for the shares of the ESOP Preferred Stock, which may be paid in cash or shares of common stock, will be $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem the ESOP Preferred Stock.

   In addition, we are required to redeem shares of the ESOP Preferred Stock at the option of the holder of the shares to the extent necessary either to provide for distributions required to be

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

made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP.

Series B Preferred Stock

   Preferential Rights. We may, without the consent of holders of Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences. The shares of the Series B Preferred Stock rank prior to the ESOP Preferred Stock and the common stock.

   Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by our Board cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, out of any funds legally available for such purpose. The dividend is payable quarterly. Dividends on Series B Preferred Stock are cumulative, and we cannot declare or pay cash dividends on any shares of common stock unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

   Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

   Distributions. In the event of our dissolution, liquidation or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to the Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

   Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Series B Preferred Stock; and (ii) are not then in default or arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to the Series B Preferred Stock.

Series BB Preferred Stock

   Preferential Rights. The shares of Series BB Preferred Stock rank before Series B Preferred Stock, ESOP Preferred Stock and common stock as to dividends and upon liquidation.

   Dividends. Holders of the Series BB Preferred Stock are entitled to receive, when and as declared by our Board, cash dividends at the rate of $2.50 per annum per share, out of our assets legally available for payment. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on the Series BB Preferred Stock are cumulative from January 1, 1998.

   Voting Rights. Holders of Series BB Preferred Stock have no voting rights except as required by law and, if any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of Series BB Preferred Stock will be entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders unless all dividends in arrears have been paid or declared and set apart for payment before the date of such meeting. In those cases where holders of Series BB Preferred Stock are entitled to vote, each holder will be entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

   Conversion Rights. Subject to the terms and conditions stated below, the holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares at any time through September 16, 1999 into fully paid and nonassessable shares of common stock at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for conversion. The conversion rate is subject to adjustment from time to time.

   Distributions. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series BB Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends to and including the date of such distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Series BB Preferred Stock as to the distribution of assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed a liquidation, dissolution or winding up of our affairs. Shares of Series BB Preferred Stock are not subject to a sinking fund.

   Redemption. On June 23, 1999, our board of directors voted to redeem the Series BB Preferred Stock on October 1, 1999, at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date.

                       DESCRIPTION OF DEPOSITARY SHARES

General

   We may, at our option, offer fractional shares of preferred stock, rather than full shares of such securities. If such option is exercised, we will issue receipts for depositary shares to the public. Each receipt will represent a fractional interest in a share of a particular series of the preferred stock, as stated in a prospectus supplement.

   The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be described in the prospectus supplement. The general descriptions below and in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary receipts, the forms of which are incorporated by reference in the Registration Statement and the definitive forms of which will be filed with the SEC at the time of sale of the depositary shares.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $5,000,000 (the "Depositary"). Subject to the terms of the deposit agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such Depositary Share, to all the rights and preferences of the preferred stock represented thereby, including dividend, voting, redemption, conversion and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

   Pending the preparation of definitive engraved depositary receipts, the Depositary may, upon our written order, issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all rights of, the definitive depositary receipts but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

   Upon the surrender of depositary receipts at the principal office of the Depositary and upon payment by the holder of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary shares is entitled to have the Depositary deliver to such holder the number of full shares of the preferred stock underlying the depositary shares evidenced by the

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

surrendered depositary receipts. A holder of shares of preferred stock thus withdrawn will not thereafter be entitled to receive depositary shares in excess of the number of depositary shares representing the number of full shares of preferred stock to be withdrawn. The Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions

   The Depositary will distribute all cash dividends or other cash distributions received pursuant to the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by the holders. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders.

   If there is a distribution other than in cash, the Depositary will distribute property it receives to the record holders of depositary shares who are entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary, with our approval, may sell such property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

   If a series of preferred stock depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary from the redemption, in whole or in part, of that series of preferred stock held by the Depositary. The Depositary will mail notice of redemption at least 30 and not more than 45 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on such series of the preferred stock. Whenever we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata as determined by the Depositary.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holder of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property the holders of such depositary shares were entitled to receive upon such redemption upon surrender to the Depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

   Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying voting preferred stock. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the Depositary are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying such holder's depositary shares. The Depositary will endeavor, insofar as practicable, to vote the amount of preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting preferred stock if it does not receive specific instructions from the holders of depositary shares relating to such preferred stock.

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

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the Depositary may terminate a Deposit Agreement if all outstanding depositary shares have been redeemed or if there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up.

Changes of Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

   The Depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of the preferred stock.

   We, and the Depositary, will not be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations under the Deposit Agreement are limited to performance in good faith of our respective duties thereunder and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the Depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

   The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any resignation or removal will take effect only upon the appointment of a successor Depositary and the successor Depositary's acceptance of such appointment. Any successor Depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $5,000,000.

                          DESCRIPTION OF COMMON STOCK

   The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated herein by reference.

General

   We are authorized to issue 5,000,000,000 shares of common stock, of which approximately 1.7 billion shares were outstanding on March 31, 1999. The common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol "BAC." The common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of March 31, 1999, 308 million shares were reserved for issuance in connection with various of our employee and director benefit plans and our Dividend Reinvestment and Stock Purchase Plan and the conversion of our outstanding convertible securities and for other purposes. After taking into account the reserved shares, there were approximately 2.9 billion authorized shares of common stock available for issuance as of March 31, 1999.

Voting and Other Rights

   Holders of common stock are entitled to one vote per share. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters. However, (i) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and (ii) a merger or dissolution or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares. Directors are elected by a plurality of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors.

   In the event of our liquidation, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

   Our common stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which such shares are converted will be, validly issued, fully paid and nonassessable.

   ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for our common stock.

Dividends

   The holders of our common stock are entitled to receive dividends or distributions as our Board may declare out of funds legally available for such payments. Our payment of dividends is subject to the restrictions of Delaware law applicable to the declaration of dividends by a corporation. A corporation generally may not authorize and pay dividends if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of stockholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of dividends to stockholders is subject to any prior rights of outstanding preferred stock. Stock dividends, if any are declared, may be paid from our authorized but unissued shares.

                          REGISTRATION AND SETTLEMENT

The Depository Trust Company

   Unless otherwise specified in a prospectus supplement, the debt securities we offer will be issued only in book-entry form represented by global securities in registered form (a "Global Security"). The Global Security will be held through DTC, as depositary, and registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the securities.

   Beneficial interests in the Global Security will be shown on, and transfers will be effected through, records maintained by DTC. Transfers of ownership interests in the securities will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners. Beneficial owners of these securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

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

   So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the securities represented thereby for all purposes under the applicable Indenture or warrant or unit agreement. Except as otherwise provided below, the beneficial owners of the securities will not be entitled to receive physical delivery of the certificated security and will not be considered the holders for any purpose under the applicable Indenture or agreement. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such security or the applicable Indenture or agreement. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the securities.

      The following is based on information furnished by DTC:

      DTC will act as securities depository for certain securities. Those securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One Global Security will be issued for all of the principal amount of the securities, but if any series exceeds an aggregate principal amount of $200,000,000, certificates will be issued in increments of up to $200,000,000.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in the participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser, the beneficial owner, of each security represented by a Global Security is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to its direct participants, by direct participants to indirect participants, and by direct and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the securities. DTC assigns its right to consent or vote to its direct participants.

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

      Principal and any premium or interest payments on the securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

      Redemption notices will be sent to Cede & Co. If less than all of the securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      DTC may discontinue providing its services as securities depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, certificated securities are required to be printed and delivered.

      Management of DTC is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, which relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform its services properly is also dependent upon other parties, such as issuers and their agents, as well as the DTC participants, third party vendors from whom DTC licenses software and hardware and on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Cedelbank and Euroclear

   Securities of a series issued in book-entry form and sold or traded outside the United States may be represented by one or more Global Securities held through Cedelbank, societe anonyme ("Cedelbank"), or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator" or "Euroclear"), European international clearing systems. Cedelbank and Euroclear hold omnibus positions on behalf of Cedelbank participants and Euroclear participants, respectively, on the books of their respective depositaries, which in turn hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.

   Transfers between Cedelbank participants and Euroclear participants occur in compliance with their rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedelbank participants or Euroclear participants, on the other, will be handled by DTC in accordance with DTC rules on behalf of a European international clearing system by its depositary; however, cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. A European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to carry out final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank participants and Euroclear participants may not deliver instructions directly to the depositaries.

   Because of time-zone differences, credits for securities in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, and will be dated the business day following the DTC settlement date; those credits or any transactions in those securities settled during processing will be reported to the relevant Cedelbank participant or Euroclear participant on that business day. Cash received in Cedelbank or Euroclear as a result of sales of securities by or through a Cedelbank participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

   Cedelbank is incorporated under the laws of Luxembourg as a depositary. Cedelbank holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of those participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedelbank in any of 28 currencies, including United States dollars. Cedelbank provides to its participants services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a depository, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank participants consist of recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or agents with respect to a particular series of securities. Indirect access to Cedelbank is also available to other entities that clear through or maintain a custodial relationship with a Cedelbank participant.

   The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions now may be settled by Euroclear in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for a particular series of securities. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant.

   The Euroclear Operator is the Brussels branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear Systems and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relations with persons holding through Euroclear participants.

   Distributions for securities of a series held through Cedelbank or Euroclear will be credited to the cash accounts of Cedelbank participants or Euroclear participants in accordance with the relevant system's rules and procedures. Distributions are subject to tax reporting in accordance with relevant United States tax laws and regulations. The applicable prospectus supplement will describe selected income tax consequences to foreign investors. Cedelbank or the Euroclear Operator, will take any other action permitted to be taken by a holder of securities under the applicable Indenture, warrant agreement or unit agreement on behalf of a Cedelbank participant or a Euroclear participant only in accordance with its relevant rules and procedures and subject to its respective depositary's ability to carry out those actions on its behalf through DTC.

   Although Cedelbank and Euroclear have established these procedures to facilitate transfers of applicable securities among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the SEC's home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference the information we file with it, which means:

   . incorporated documents are considered part of this prospectus;

   . we can disclose important information to you by referring you to those documents; and

   . information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

   . our annual report on Form 10-K for the year ended December 31, 1998;

   . our quarterly report on Form 10-Q for the period ended March 31, 1999;

   . our current reports on Form 8-K dated January 19, 1999, February 2, 1999,
     April 19, 1999, April 28, 1999, June 9, 1999, June 23, 1999, July 8, 1999
     and July 23, 1999; and

   . the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Exchange Act, as modified on our current report on Form 8-K dated September 25, 1998.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

   . reports filed under Sections 13(a) and (c) of the Exchange Act;

   . definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meetings; and

   . any reports filed under Section 15(d) of the Exchange Act.

   You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

   You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                                 John E. Mack
                             Senior Vice President
                          Bank of America Corporation
                          Corporate Treasury Division
                                 NC1-007-23-01
                            100 North Tryon Street
                        Charlotte, North Carolina 28255
                                (704) 386-5972

                          FORWARD-LOOKING STATEMENTS

   This prospectus and accompanying prospectus supplements contain or incorporate statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                                LEGAL OPINIONS

   The legality of the securities will be passed upon for us by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 160,000 shares of our common stock.

                                    EXPERTS

   Our consolidated financial statements incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

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You should rely only on the information incorporated by reference or provided in this prospectus supplement, the attached prospectus and the related pricing supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities LLC, will deliver this prospectus supplement, the attached prospectus and the related pricing supplement for offers and sales in the secondary market.


                           [LOGO OF BANK OF AMERICA]

                                $3,000,000,000

                              Medium-Term Notes,
                                   Series I

                               -----------------
                             PROSPECTUS SUPPLEMENT
                               -----------------

                        Banc of America Securities LLC
                           Bear, Stearns & Co. Inc.
                                Lehman Brothers
                              Merrill Lynch & Co.
                             Salomon Smith Barney

                                 June 5, 2001

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